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                               FINANCING AGREEMENT



                       THE CIT GROUP/BUSINESS CREDIT, INC.

                                   (AS AGENT)

                       THE LENDERS THAT ARE A PARTY HERETO

                                  (AS LENDERS)

                                       AND

               ARCHIBALD CANDY CORPORATION AND SWEET FACTORY, INC.

                                 (AS BORROWERS)

                              DATED: JUNE 28, 2001


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                                TABLE OF CONTENTS

                                                                                             Page
SECTION 1.   Definitions                                                                        1

SECTION 2.   Conditions Precedent                                                              16

SECTION 3.   Revolving Loans                                                                   20

SECTION 4.   Additional Provisions Relating to LIBOR Loans; Increased Capital; Taxes           24

SECTION 5.   Letters of Credit                                                                 28

SECTION 6.   Collateral                                                                        30

SECTION 7.   Representations, Warranties and Covenants                                         32

SECTION 8.   Interest, Fees and Expenses                                                       45

SECTION 9.   Powers                                                                            47

SECTION 10.  Events of Default and Remedies                                                    48

SECTION 11.  Termination                                                                       51

SECTION 12.  Miscellaneous                                                                     51

SECTION 13.  Agreements Regarding the Lenders                                                  53

SECTION 14.  Agency                                                                            56

EXHIBIT A - Form of Assignment and Transfer Agreement
EXHIBIT B - Form of Blocked Account Agreement

SCHEDULES
     Schedule 1.1(a) - Permitted Encumbrances
     Schedule 1.1(b) - Permitted Indebtedness
     Schedule 1.1(c) - Description of Real Estate
     Schedule 1.1(d) - Scheduled Account Debtors
     Schedule 1.1(e) - SAR Agreements
     Schedule 7.1 - Collateral Information
     Schedule 7.3(A) - 60 Day Real Estate
     Schedule 7.3(B) - 90 Day Real Estate
     Schedule 7.3(C) - 120 Day Real Estate
     Schedule 7.5 - Insurance Policies
     Schedule 7.10(f) - Guaranties
     Schedule 7.10(i) - Investments
     Schedule 7.14 - Intercompany Transactions
     Schedule 7.18(A) - Depository Accounts
     Schedule 7.18(B) - Lockboxes
     Schedule 7.18(C) - Collection Accounts
     Schedule 7.18(D) - Other Bank Accounts

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       This FINANCING AGREEMENT (this "FINANCING AGREEMENT") is entered into as of June 28, 2001, by and among SWEET FACTORY, INC., a Delaware corporation, with a principal place of business at 1137 West Jackson Boulevard, Chicago, Illinois 60607 ("SWEET FACTORY"), ARCHIBALD CANDY CORPORATION, an Illinois corporation, with a principal place of address at 1137 West Jackson Boulevard, Chicago, Illinois 60607("ARCHIBALD" and, together with Sweet Factory, collectively, the "COMPANIES" and, individually, each a "COMPANY"), each of the entities listed on the signature pages hereto as a Lender and any other entity becoming a Lender hereunder pursuant to Section 13.9 of this Financing Agreement (collectively, the "LENDERS" and, individually, "LENDER"), and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, with an office located at 10 South LaSalle Street, Chicago, Illinois 60603, as agent for the Lenders (the "AGENT").

SECTION 1. DEFINITIONS

       1.1 For purposes of this Financing Agreement, the following terms shall be defined in the following manner:

       ACCOUNTS shall mean any and all of each Credit Party's now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to Agent), including, without limitation, all accounts created by, or arising from, such Credit Party's sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under a trade name or style of such Credit Party's, or through such Credit Party's divisions;
(b) instruments, documents, chattel paper, including electronic chattel paper (all as defined in the UCC), related to any of the foregoing; (c) unpaid seller's or lessor's rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing; (d) reserves and credit balances related to the foregoing; (e) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC), related to any of the foregoing; (f) general intangibles to the extent related to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software to the extent relating thereto; (g) notes, deposits or property of account debtors to the extent securing the obligations of any such account debtors, related to any of the foregoing; and (h) all proceeds of any and all of the foregoing of whatever kind.

       ADMINISTRATIVE MANAGEMENT FEE shall mean an amount equal to Fifty Thousand Dollars ($50,000) per annum, payable to Agent exclusively in accordance with Section 8.8 of this Financing Agreement, to cover the costs of Agent (excluding Out-of-Pocket Expenses) in connection with the routine administration, record keeping, analysis and evaluation of the Collateral.

       AGENT'S BANK ACCOUNT shall have the meaning provided for in Section 3.4 of this Financing Agreement.

       ASSIGNMENT AND TRANSFER AGREEMENT shall mean the Assignment and Transfer Agreement in the form of EXHIBIT A attached hereto.

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       AVAILABILITY shall mean the amount by which (a) the Revolving Line of
Credit, exceeds (b) the sum of (i) the amount of all Revolving Loans then outstanding, PLUS (ii) the undrawn face amount of all Letters of Credit outstanding for the benefit of any Company, PLUS (iii) the amount of the Availability Reserve.

       AVAILABILITY RESERVE shall mean an amount equal to the sum of: (a) the Senior Note Debt Reserve; PLUS (b) other than with respect to retail store locations of the Credit Parties (i) two (2) months base rental payments for any of the leased premises or other Collateral locations of any of the Companies or Canadian Subsidiary for which the Companies or Canadian Subsidiary, as the case may be, have not delivered to the Agent a landlord's waiver in form and substance reasonably satisfactory to the Agent, and (ii) two (2) months estimated payments (plus any other fees or charges owing by any such Company or Canadian Subsidiary) to any applicable warehousemen or third party processor (as determined by the Agent in its reasonable business judgement), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to the Agent of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; PLUS (c) any reserve which the Agent may establish from time to time pursuant to the terms of this Financing Agreement, including without limitation, reserves for outstanding Letters of Credit; PLUS (d) such other reserves as the Agent deems necessary in its reasonable judgment as a result of (i) negative forecasts and/or trends in the business, prospects, profits, operations or financial condition of any of the Companies or Canadian Subsidiary, or (ii) other issues, circumstances or facts that could otherwise negatively impact the Companies or Canadian Subsidiary or their respective business, prospects, profits, operations, financial condition or assets; PLUS, (e) the General Environmental Reserve (if any).

       BORROWING BASE shall mean the sum of (a) eighty-five percent (85%) of the outstanding Eligible Accounts Receivable as set forth in the most recent report of the Companies under Section 7.8(d), PLUS (b) the lesser of (i) sixty percent (60%) of the aggregate value of the Eligible Special Inventory, valued at the lower of cost or market on a first in, first out basis, as set forth in the most recent report of the Companies under Section 7.8(d), and (ii) Eighteen Million Five Hundred Thousand Dollars ($18,500,000), PLUS (c) the Real Estate Sublimit.

       BUSINESS DAY shall mean any day on which the Agent and JP Morgan Chase & Co. are open for business.

       CANADIAN COLLECTION ACCOUNT shall mean the Collection Account located at the Bank of Nova Scotia on the Closing Date.

       CANADIAN SUBSIDIARY shall mean Archibald Candy (Canada) Corporation, a corporation incorporated under the federal laws of Canada, together with its successors and assigns.

       CAPITAL EXPENDITURES shall mean, for any period, the aggregate expenditures during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on the Consolidated Balance Sheet.

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       CAPITAL LEASE shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the Consolidated Balance Sheet.

       CASH EQUIVALENTS means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (b) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than thirty (30)
days); (c) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody's Investors Services, Inc. or at least BBB by Standard and Poor's Corporation) and (d) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-2 (or better) by Standard and Poor's Corporation or P-2 (or better) by Moody's Investors Services, Inc.; PROVIDED that the maturities of such Cash Equivalents shall not exceed 365 days from the date of acquisition thereof.

       CASUALTY PROCEEDS shall have the meaning given to such term in Section 7.5(c) of this Financing Agreement.

       CHANGE IN CONTROL shall mean, except as permitted pursuant to Section 7.10(e) hereof, any transaction or event as a result of which (i) Parent ceases to own one hundred percent (100%) of the issued and outstanding capital stock of Archibald, (ii) Archibald ceases, either directly or indirectly, to own one hundred percent (100%) of the issued and outstanding capital stock of Sweet Factory or any Subsidiary Guarantor, other than permitted under Section 7.10(e)(i), (iii) The Jordan Company, LLC, a New York limited liability company, and its affiliates and TCW Capital and its affiliates cease to own, in the aggregate, at least 25% of the issued and outstanding common stock of Parent or cease to have the power to elect at least a majority of the board of directors of Parent, (iv) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, a "CONTROLLING PERSON") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), of more than the combined voting power of the then-outstanding voting securities entitled to elect directors having a majority of the voting power of the Board of Directors of the Parent, (v) during any period of up to 24 consecutive months, commencing before or after the Closing Date, individuals who at the beginning of such 24-month period were directors of Parent shall cease for any reason (other than due to death, disability or previously established mandatory retirement) to constitute a majority of the board of directors of the Parent, (vi) the president of Archibald on the Closing Date shall cease to serve in such capacity and a replacement officer reasonably satisfactory to the Agent is not appointed within 90 days of thereof or (vii) a "Change of Control" (as defined in the Indenture) occurs.

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       CHASE BANK RATE shall mean the rate of interest per annum announced by JP
Morgan Chase & Co. from time to time as its "prime rate" in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JP Morgan Chase & Co. to its borrowers.)

       CHASE BANK RATE LOANS shall mean any loans made pursuant to this Financing Agreement that bear interest based on the Chase Bank Rate.

       CLOSING DATE shall mean the date on which this Financing Agreement is executed and delivered by the Companies and the Agent.

       COLLATERAL shall mean all of the Companies' present and future Accounts, Inventory, and Real Estate, and the Proceeds of any of the foregoing.

       COLLECTION ACCOUNTS shall mean those depository accounts maintained by the Credit Parties for the collection of proceeds from the Depository Accounts or for the collection of cash proceeds of Collateral (through the operation of a lockbox or otherwise).

       CONSOLIDATED shall mean the resultant consolidation of the financial statements of Archibald and its Subsidiaries in accordance with GAAP.

       CONSOLIDATED BALANCE SHEET shall mean a Consolidated balance sheet for Archibald and its Subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

       CONSOLIDATED DEPRECIATION AND AMORTIZATION CHARGES shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Archibald for such period, as determined on a Consolidated basis and in accordance with GAAP.

       CONSOLIDATED EBITDA shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) accrued income taxes, (b) Consolidated Interest Expense, and (c) Consolidated Depreciation and Amortization Charges.

       CONSOLIDATED INTEREST EXPENSE shall mean, for any period, the interest expense of Archibald for such period, as determined on a Consolidated basis and in accordance with GAAP, which includes a monthly accrual for interest under the Indenture.

       CONSOLIDATED NET CASH FLOW shall mean, for any period, on a Consolidated basis and in accordance with GAAP, (a) Consolidated EBITDA, MINUS (b)(i) accrued and paid Consolidated Interest Expense, (ii) Capital Expenditures, (iii) cash expenditures for taxes, (iv) scheduled principal payments on Indebtedness (other than payments on Revolving Loans), and (v) cash expenditures relating to the payment by Archibald of any dividend permitted hereunder.

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       CONSOLIDATED NET EARNINGS shall mean the net earnings (losses) of
Archibald, after taxes and after extraordinary items (but without giving effect to any gain or loss resulting from the re-appraisal or write-up of any asset or the sale of any asset other than inventory), as determined on a Consolidated basis and in accordance with GAAP.

       CONSOLIDATING BALANCE SHEET shall mean a Consolidated Balance Sheet plus individual balance sheets for each Subsidiary of Archibald and each of their respective Subsidiaries, showing all eliminations of inter-company transactions and prepared in accordance with GAAP.

       CREDIT CARD AGREEMENT shall mean any credit card processor agreement or irrevocable assignment executed and delivered by a Credit Party and a credit card processor and the Agent in connection with this Financing Agreement, as the same may from time to time be amended, restated or otherwise modified.

       CREDIT PARTIES shall mean each Company, Canadian Subsidiary, Parent and all Subsidiaries of each Company, Canadian Subsidiary and Parent.

       DEFAULT shall mean any event which, with lapse of time or notice or lapse of time and notice, will constitute an Event of Default if it continues uncured.

       DEFAULT RATE OF INTEREST shall mean a rate of interest equal to two percent (2%) greater than the interest rate accruing on the Obligations pursuant to Section 8.1 and 8.2 hereof, which the Agent and the Lenders shall be entitled to charge the Companies in the manner set forth in Section 8.3 of this Financing Agreement.

       DELINQUENT ACCOUNTS shall mean Accounts that, (a) during the period from October 1 through April 30 of the following year, remain unpaid for more than
(i)one hundred twenty (120) days after the invoice date or (ii) sixty (60) days after the due date thereof (whichever is the earliest to occur) and, (b) during any other period, remain unpaid for more than ninety (90) days after the invoice date.

       DEPOSITORY ACCOUNTS shall mean those depository accounts maintained by the Credit Parties for the collection of cash proceeds of Collateral.

       DOCUMENTATION FEE shall mean, subsequent to the Closing Date, the Agent's standard fees (and standard fees of the Agent's in-house counsel) relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

       EARLY TERMINATION DATE shall mean any date prior to the second anniversary of the Closing Date.

       EARLY TERMINATION FEE shall mean an amount equal to (a) the maximum amount of the Revolving Line of Credit (calculated for the month in which Early Termination occurs) TIMES (b) one percent (1%).

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       ELIGIBLE ACCOUNTS RECEIVABLE shall mean the gross amount of Trade
Accounts Receivable of each Company and Canadian Subsidiary that are subject to a valid, exclusive and first priority (subject to Permitted Encumbrances) and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, which conform to the warranties contained herein and which, at all times, continue to be acceptable to the Agent in the exercise of its reasonable judgment, LESS, without duplication, the sum of:

       (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), PLUS ----

       (b) reserves for Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Company has complied to the Agent's satisfaction with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation; (ii) foreign sales, other than sales (x) which otherwise comply with all of the other criteria for eligibility hereunder and are secured by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks acceptable to the Agent having a place of business in the United States of America, or (y) to customers residing in Canada;
       (iii) Delinquent Accounts; (iv) contra accounts; (v) sales to any Subsidiary (direct or indirect) of a Credit Party, or to any entity otherwise affiliated with a Credit Party or with any shareholder, parent or Subsidiary (direct or indirect) of a Credit Party in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are Delinquent Accounts; (ix) sales to any customer and/or its affiliates to the extent such sales exceed thirty percent (30%) or more of all Eligible Accounts Receivable, other than such customers listed on
       SCHEDULE 1.1(d) attached hereto (which schedule may be replaced from time to time by the Agent in its reasonable discretion upon notice to the Companies or by the Companies upon the prior written consent of the Agent and requiring no other action or amendment hereunder); (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States or Canadian currency; PLUS

       (c) reserves equal to an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms; PLUS

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       (d) reserves established for any other reasons deemed necessary by the
       Agent in its reasonable business judgment, including, without limitation, reasons that are customary either in the commercial finance industry or in the lending practices of the Agent.

       ELIGIBLE INVENTORY shall mean the gross amount of Inventory of each Company and Canadian Subsidiary that is subject to a valid, exclusive and first priority (subject to Permitted Encumbrances) and fully perfected security interest in favor of the Agent, for the benefit of the Lenders, and which conforms to the warranties contained herein and which, at all times continues to be acceptable to the Agent in its reasonable business judgment, LESS, without duplication, (a) work-in-process, (b) supplies (other than raw materials and supplies that form part of finished goods), (c) Inventory not present in the United States of America or Canada, (d) Inventory returned or rejected by the customers of such Company or Canadian Subsidiary (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the suppliers of such Company or Canadian Subsidiary, (e) Inventory in transit to third parties (other than such Company's agents or warehouses), and (f) the amount of any reserve against Inventory established by the Agent in its reasonable discretion, including without limitation reserves for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

       ELIGIBLE SPECIAL INVENTORY shall mean Eligible Inventory that is raw material or finished goods inventory.

       ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

       EUROCURRENCY RESERVE REQUIREMENTS shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum aggregate reserve requirement (expressed as a decimal fraction) in effect with respect to the Agent or any Lender on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "EUROCURRENCY LIABILITIES" in Regulation D of such Board) maintained by the Agent or any Lender (such reserve to be adjusted to the nearest one-sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one-sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

       EVENT(S) OF DEFAULT shall have the meaning given to such term in Section
10.1 of this Financing Agreement.

       GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, PROVIDED that in the event a Credit Party modifies in any material respect its accounting principles

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and procedures from those in effect on the Closing Date, such Credit Party shall provide such statements of reconciliation as shall be in form and substance reasonably acceptable to the Agent.

       GENERAL ENVIRONMENTAL RESERVE shall mean (i) from the Closing Date until seven Business Days after the Agent receives the last Environmental Report required pursuant to Section 7.3(c) hereof, an amount equal to Five Hundred Thousand Dollars ($500,000), as such amount may from time to time be decreased or increased, but in no event to an amount greater than Five Hundred Thousand Dollars ($500,000), pursuant to the terms of this Financing Agreement and (ii) on the seventh Business Day after the Agent receives the last Environmental Report required pursuant to Section 7.3(c) hereof and thereafter, an amount equal to zero.

       GUARANTY shall mean each Guaranty of Payment, dated as of the Closing Date, in form and substance satisfactory to the Agent, executed and delivered to the Agent, for the benefit of the Lenders, by a Guarantor, and any other Guaranty that shall be executed and delivered to the Agent, for the benefit of the Lenders, in connection with this Financing Agreement subsequent to the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

       GUARANTOR shall mean Parent and each Subsidiary Guarantor, which are each executing a Guaranty in connection with this Financing Agreement, and any other Guarantor that shall execute and deliver a Guaranty to the Agent, for the benefit of the Lenders.

       INDEBTEDNESS shall mean, for any Credit Party (excluding in all cases trade payables payable in the ordinary course of business by such Credit Party), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit, banker's acceptance, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (e) all synthetic leases, (f) all lease obligations that have been or should be capitalized on the books of such Credit Party in accordance with GAAP, (g) all obligations of such Credit Party with respect to asset securitization financing programs to the extent that there is recourse against such Credit Party or such Credit Party is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Credit Party to finance its operations or capital requirements.

       INDENTURE shall mean the Indenture, dated as of July 2, 1997, between Archibald and the Trustee, as amended or supplemented prior to the Closing Date and as further amended, restated, supplemented or refinanced in accordance with the terms hereof.

       INTEREST ADJUSTMENT DATE shall mean the last day of each Interest Period.

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       INTEREST PERIOD shall mean: (a) with respect to an initial request by the
Companies for a LIBOR Loan or the conversion of a Chase Bank Rate Loan to a LIBOR Loan, at the option of the Companies a one-month, two-month or three-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one, two or three months thereafter, as applicable; and (b) with respect to any continuation of a LIBOR Loan, at the option of the Companies a one-month, two-month or three-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as applicable; PROVIDED that the foregoing provisions relating to Interest Periods are subject to the following terms:

       (i) if any Interest Period would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

       (ii) any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

       (iii) for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) JP Morgan Chase & Co. quotes an applicable rate or the Agent determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by JP Morgan Chase & Co. or the Agent adequately and fairly reflects the cost of maintaining or funding its loans bearing interest at LIBOR for such Interest Period, and (z) such Interest Period ends on or before the last day of the then current term of this Financing Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing provisions, the Companies shall choose an Interest Period that complies with the foregoing provisions or the Companies shall pay interest on the Obligations subject to such request at the applicable per annum rate based upon the Chase Bank Rate.

       INVENTORY shall mean all present and hereafter acquired (a) inventory (as defined in the UCC) and all additions, substitutions and replacements thereof, wherever located, (b) general intangibles to the extent relating to any and all of the foregoing, including books and records and any electronic media and software to the extent relating thereto and (d) all Proceeds of any and all of the foregoing of whatever sort.

       ISSUING BANK shall mean any bank issuing a Letter of Credit for any of the Companies.

       LETTERS OF CREDIT shall mean all letters of credit issued for or on behalf of any of the Companies with the assistance of the Lenders (acting through the Agent) by the Issuing Bank.

       LETTER OF CREDIT GUARANTY shall mean the guaranty delivered by the Agent, on behalf of the Lenders, to the Issuing Bank of the reimbursement obligation of the Companies under such Issuing Bank's reimbursement agreement, application for Letter of Credit or other like document.

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       LETTER OF CREDIT GUARANTY FEE shall mean the fee that the Agent, for the benefit of the Lenders, may charge the Companies under Section 8.4 of this Financing Agreement for issuing a Letter of Credit Guaranty or otherwise assisting the Companies in obtaining Letters of Credit.

       LETTER OF CREDIT SUB-LINE shall mean the commitment of the Lenders to assist the Companies in obtaining Letters of Credit up to an aggregate face amount equal to One Million Dollars ($1,000,000).

       LIBOR shall mean, for any Interest Period, a rate of interest equal to the quotient obtained by dividing: (a) (i) LIBOR for such Interest Period as quoted to the Agent by JP Morgan Chase & Co. (or any successor thereof) or its primary banking subsidiary two (2) Business Days prior to the first day of such Interest Period, or (ii) in the event that a rate quote pursuant to subpart (i) hereof is unavailable, the rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for such Interest Period as provided by Dow Jones Markets Service, Bloomberg's or Reuters (or any other similar company or service that provides rate quotations comparable to those currently provided by such companies) as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (PROVIDED that if two or more offered rates are provided for such Interest Period, the arithmetic mean of all such rates, as determined by the Agent, will be the rate elected); BY (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

       LIBOR LENDING OFFICE shall mean, (a) with respect to the Agent, the office of JP Morgan Chase & Co., or any successor thereof, maintained at 270 Park Avenue, New York, NY 10017, and, (b) with respect to each other Lender, the office set forth for such Lender, if any, in the Assignment and Transfer Agreement for such Lender.

       LIBOR LOAN shall mean any loans made pursuant to this Financing Agreement that bear interest based upon LIBOR.

       LIBOR TRIGGER DATE shall mean the date when (a) the Companies have delivered to the Agent the financial statements described in Section 7.8(e) hereof for their fiscal year ended August 31, 2001, and the Agent is reasonably satisfied with the financial performance of the Credit Parties for such fiscal year and (b) (i) the Consolidated EBITDA of the Companies for the period commencing September 1, 2001 and ending December 31, 2001 is greater than or equal to the consolidated EBITDA of the Companies for such period as projected by the Companies and provided to the Agent prior to the Closing Date or (ii) the Consolidated EBITDA of the Companies for any fiscal quarter thereafter (commencing with the fiscal quarter ending in February 2002), is greater than or equal to the consolidated EBITDA of the Companies for such period as projected by the Companies and provided to the Agent prior to the Closing Date or, in the case of any fiscal quarter for which the Companies have not provided the Agent with projections prior to the Closing Date, as projected by the Companies in the projections delivered under Section 7.8(g).

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

       LINE OF CREDIT FEE shall mean, for any month, the product obtained by multiplying (a) (i) the Revolving Line of Credit determined as of the close of business on the first day of such month, MINUS (ii) the average daily principal balance of Revolving Loans and the average daily face amount of Letters of Credit outstanding during such month, TIMES (b) three-eighths of one percent (0.375%) per annum for the number of days in said month.

       LOAN DOCUMENTS shall mean this Financing Agreement, each Guaranty, each of the Security Documents, each blocked account agreement, each Credit Card Agreement, all documentation relating to each Letter of Credit, the other closing documents executed by the Companies and any other ancillary loan and security agreements executed by the Companies from time to time in connection with this Financing Agreement, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

       MATERIAL ADVERSE EFFECT shall mean a material adverse effect on either
(a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Credit Parties and their respective Subsidiaries taken as a whole, (b) the ability of the Credit Parties to perform their respective obligations under this Financing Agreement or any other Loan Document, or to enforce its rights against account debtors of any of the Companies, (c) the value of the Collateral taken as a whole or (d) the ability of Agent or the Lenders to enforce the Obligations or its rights and remedies under this Financing Agreement or any of the other Loan Documents.

       MATERIAL INDEBTEDNESS AGREEMENT shall mean the Indenture and any other debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of any Company in excess of the aggregate amount of One Million Dollars ($1,000,000)..

       MORTGAGES shall mean all mortgages and deeds of trust, dated as of the Closing Date, executed and delivered by a Credit Party in favor of the Agent, for the benefit of the Lenders, covering the Real Estate, or any other mortgage or deed of trust executed and delivered to Agent, for the benefit of the Lenders, by a Person in connection with this Financing Agreement, as any of the foregoing may from time to time be amended, restated or otherwise modified.

       NOTES shall mean each of the Notes, as defined in the Indenture, issued pursuant to the Indenture.

       OBLIGATIONS shall mean: (a) all loans and advances made by the Agent and the Lenders to the Companies or to others for the account of the Companies (including, without limitation, all Revolving Loans and all payments made by the Agent, on behalf of the Lenders, with respect to Letters of Credit) in connection with this Financing Agreement; and (b) any and all other indebtedness, obligations and liabilities which may be owed by the Companies to the Agent or any Lender and arising out of, or incurred in connection with, this Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses), whether (i) now in existence or incurred by the Companies from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of the assets or property of each of the Companies or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or
(iv) any Company is liable to the Agent or any Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise.

       OPERATING LEASES shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

       OUT-OF-POCKET EXPENSES shall mean all of present and future reasonable out-of-pocket expenses of Agent and the Lenders incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation,
(a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by the Agent in opening and maintaining the Deposit Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on the Agent or any Lender for "insufficient funds" and the return of deposited checks); (d) any amounts paid by, incurred by or charged to the Agent or any Lender by an Issuing Bank under any Letter of Credit or the reimbursement agreement relating thereto, application for Letter of Credit or other like document which pertains either directly or indirectly to Letters of Credit, and the Agent's standard fees relating to the Letters of Credit and any drafts thereunder; (e) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees; (f) all travel, meal and lodging expenses of personnel of the Agent incurred in connection with the examination, inspection, verification and valuation of the books and records of the Companies and the Collateral; (g) all expenses, costs and fees incurred by the Agent and the Lenders in connection with any action taken under Section 10.3 hereof; and (h) without duplication, all costs and expenses incurred by the Agent and the Lenders in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the rights of the Agent and the Lenders under this Financing Agreement, and all disbursements and fees of outside counsel to the Agent, including but not limited to such fees and disbursements incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom whether incurred before, during or after the termination of this Financing Agreement or the commencement of any case with respect to the Company or any Guarantor under the United States Bankruptcy Code or any similar statute.

       OVERADVANCES shall mean the amount by which (a) the principal amount of all outstanding Revolving Loans and the undrawn face amount of all outstanding Letters of Credit exceed (b) the Borrowing Base less any Availability Reserve then in effect, to the extent permitted to be made by the Agent pursuant to
Section 14.10 hereof or as otherwise approved by the Lenders.

       PARENT shall mean Fannie May Holdings, Inc., a Delaware corporation, together with its successors and assigns

       PERMITTED ENCUMBRANCES shall mean: (a) the liens existing on the date hereof set forth on SCHEDULE 1.1(a) attached hereto; (b) Purchase Money Liens;
(c) liens of landlords and liens of carriers, warehousemen, processors, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP); (d) pledges or deposits made (and the liens thereon) in the ordinary course of business of the Companies (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and performance, release and appeal bonds) in connection with workers' compensation, unemployment insurance, old age pensions and other types of social security benefits or to secure the performance of tenders, bids, fee and expense arrangements, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) municipal and zoning restrictions and ordinances, easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, rights of way, licenses, covenants, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate
(i) do not materially interfere with the occupation, use or enjoyment by the Companies of the respective business or property so encumbered and (ii) in the reasonable business judgment of the Agent do not materially and adversely affect the value of such Real Estate; (f) liens granted to the Agent, for the benefit of the Lenders, by the Credit Parties; (g) liens of judgment creditors provided such liens do not exceed $500,000 in the aggregate at any time (other than liens bonded or insured to the reasonable satisfaction of the Agent); (h) liens for Taxes not yet due and payable (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP), but only if such liens (i) are not (other than with respect to Real Estate) senior to the liens granted by the Credit Parties to the Agent, for the benefit of the Lenders, or (ii) do not secure taxes owed to the United States of America or any department thereof, or to any State authority if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America, as further set forth in Section 7.6 hereof; (i) liens granted by Archibald or its Subsidiaries in connection with the Indenture; (j) Permitted Liens, as defined in the respective Mortgages; (k) leases or subleases granted to others not interfering in any material respect with the business of any Credit Party; (l) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the uniform commercial code of banks or other financial institutions where Companies or any of their Subsidiaries maintain deposits in the ordinary course of business; (m) liens arising with respect to equipment of a Company or any of their respective Subsidiaries in connection with Operating Leases relating to such equipment; (n) liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; and (o) liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

       PERMITTED INDEBTEDNESS shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under the Letters of Credit and this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) the Indebtedness of Archibald under the Notes in an original principal amount not to exceed One Hundred Seventy Million Dollars ($170,000,000); (f) other Indebtedness existing on the date of execution of this Financing Agreement and listed on SCHEDULE 1.1(a) attached hereto; (g) loans and advances permitted pursuant to Section 7.10(i); and (h) unsecured Indebtedness of the Credit Parties in an aggregate amount, together with the guaranties permitted under Section 7.10(f)(ix), not to exceed Five Hundred Thousand Dollars ($500,000) at any time.

       PERSON shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

       PLEDGE AGREEMENT shall mean a Pledge Agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered to Agent, for the benefit of the Lenders, by a Company or a Guarantor, as appropriate, as the same may from time to time be amended, restated or otherwise modified.

       PREFERRED STOCK shall mean (i) Parent's Senior Preferred Stock, (ii) Parent's Junior Class A PIK Preferred Stock and (iii) Parent's Junior Class B PIK Preferred Stock.

       PROCEEDS shall mean (a) any proceeds, as defined in the UCC, and (b) whatever is received upon the sale, exchange, collection, or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds includes, without limitation, moneys, checks, and deposit accounts. Proceeds includes, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral. Except as expressly authorized in this Agreement, the Agent's right to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of the Agent or the Lenders to a sale, exchange, collection, or other disposition by the Companies of any or all of the Collateral.

       PURCHASE MONEY LIENS shall mean liens on any item of equipment acquired by any of the Credit Parties after the date of this Financing Agreement, PROVIDED that (a) each such lien shall attach only to the equipment acquired and
(b) the Indebtedness incurred by any of the Companies in connection with such acquisitions shall not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year of the Companies.

       REAL ESTATE shall mean the real property owned by a Credit Party and described by address on SCHEDULE 1.1(c) attached hereto, and any other real property (whether owned or leased) subject to a Mortgage in connection with this Financing Agreement.

       REAL ESTATE SUBLIMIT shall mean an amount equal to (i) from the Closing Date until December 31, 2001, $6,500,000 and (ii) on December 31, 2001, and thereafter, $5,000,000; provided that on the last day of each calendar month (commencing January 31, 2001), the Real Estate Sublimit will decrease by $188,000 from the amount previously in effect.

       REQUIRED INSURANCE shall have the meaning provided for in Section 7.5(c) of this Financing Agreement.

       REQUIRED LENDERS shall mean (a) at all times while there are two (2) or fewer Lenders hereunder, all of the Lenders, and (b) at all times while there are three (3) or more Lenders hereunder, those Lenders holding more than fifty percent (50%) of the sum of (i) the total commitments under the Revolving Line of Credit (or fifty percent (50%) of the outstanding principal balance of all loans and Letters of Credit, in the event that the commitments of the Lenders hereunder have terminated).

       REVOLVING LINE OF CREDIT shall mean the commitments of the Lenders to make Revolving Loans pursuant to Section 3 of this Financing Agreement and assist the Companies in opening Letters of Credit pursuant to Section 5 of this Financing, in an aggregate amount equal to the lesser of (a) Thirty Million Dollars ($30,000,000) or (b) the Borrowing Base.

       REVOLVING LOAN ACCOUNT shall have the meaning provided for in Section 3.6 of this Financing Agreement.

       REVOLVING LOANS shall mean the loans and advances made from time to time to or for the account of the Companies by the Agent on behalf of the Lenders pursuant to Section 3 of this Financing Agreement.

       SAR AGREEMENTS means (a) the Stock Appreciation Rights Agreements listed in SCHEDULE 1.1(e) hereto, as heretofore amended, and as further amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with this Financing Agreement, and (b) any other stock appreciation rights agreements entered into by Parent in substantially the form of those agreements listed on SCHEDULE 1.1(e) hereto, but only to the extent that such agreements do not provide stock appreciation rights, when aggregated with the stock appreciation rights granted under all then-existing SAR Agreements, in excess of 52.75 shares representing approximately 4.9% of Parent's common stock on a fully diluted basis.

       SECURITY AGREEMENT shall mean each Security Agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to Agent and the Required Lenders, executed and delivered by a Guarantor, for the benefit of the Lenders, or any other Security Agreement executed and delivered to the Agent in connection with this Financing Agreement, as any of the foregoing may from time to time be amended, restated or otherwise modified.

       SECURITY DOCUMENTS shall mean each Security Agreement, each Mortgage, each Pledge Agreement, each UCC financing statement (or Canadian PPSA filing) executed in connection therewith or securing any interest created in any of the foregoing documents, and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

       SENIOR NOTE DEBT RESERVE shall mean, commencing on January 31 of each year (commencing January 31, 2002), an amount equal to $1,450,000, which amount will (i) increase by $1,450,000 on the last day of each calendar month thereafter until (and including) June 30 of such year and (ii) decrease by the amount of the interest payment actually made with respect to the Notes on July 1 of such year.

       SETTLEMENT DATE shall mean Friday of each week (or if any Friday is not a Business Day, the immediately preceding Business Day), provided that, after the occurrence of an Event of Default or during a continuing decline or sudden increase in the principal amount of Revolving Loans, the Agent, in its discretion, may require that the Settlement Date occur more frequently (even daily) so long as any Settlement Date chosen by the Agent is a Business Day.

       STOCK OPTION PLAN shall mean a stock bonus or option plan or plans providing shares or options to purchase shares of capital stock of Parent not exceeding, in the aggregate, approximately 3.0% of the common stock of Parent.

       SUBSIDIARY of a Credit Party or any of its Subsidiaries shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Credit Party or by one or more other subsidiaries of such Credit Party or by such Credit Party and one or more subsidiaries of such Credit Party, (b) a partnership or limited liability company of which a Credit Party, one or more other subsidiaries of such Credit Party or such Credit Party and one or more subsidiaries of such Credit Party, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (c) any other Person (other than a corporation) in which a Credit Party, one or more other subsidiaries of such Credit Party or such Credit Party and one or more subsidiaries of such Credit Party, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.

       SUBSIDIARY GUARANTOR shall mean each Subsidiary that shall have executed and delivered to the Agent a Guaranty and Security Agreement in connection with this Financing Agreement.

       TAX SHARING AGREEMENT shall mean the Tax Sharing and Management Consulting Agreement dated as of July 2, 1997, between Parent and Archibald, as amended prior to the Closing Date and as further amended, restated or otherwise modified from time to time in accordance with the terms hereof.

       TAXES shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed by any Credit Party with respect to its business, operations, Collateral or otherwise.

       TERMINATION DATE shall mean the date occurring three (3) years from the Closing Date and the same date in every year thereafter.

       TITLE INSURANCE COMPANY shall have the meaning provided for in Section 2.1(e) of this Financing Agreement.

       TRADE ACCOUNTS RECEIVABLE shall mean that portion of the Accounts that arise from the sale of Inventory or the rendition of services in the ordinary course of business.

       TRUSTEE shall mean The Bank of New York, as trustee for each Holder (as defined in the Indenture) under the Indenture, together with its successors and assigns.

       UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the state of Illinois.

       VOTING POWER shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

       WORKING DAY shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

       1.2 The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms. Any accounting term not specifically defined in this Section 1 shall have the meaning ascribed thereto by GAAP. Unless otherwise defined in this Section 1, terms that are defined in the UCC, as in effect from time to time, are used herein as so defined.

SECTION 2. CONDITIONS PRECEDENT

       2.1 The obligation of the Lenders to make the initial loans hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such loans, of the following conditions precedent:

       (a) LIEN SEARCHES - The Agent shall have received tax, judgment and UCC searches satisfactory to the Agent for all locations presently occupied or used by any of the Companies.

       (b) CASUALTY INSURANCE - The Companies shall have delivered to the Agent evidence reasonably satisfactory to the Agent that casualty insurance policies listing the Agent, for the benefit of the Lenders, as loss payee or mortgagee with respect to the Collateral, as the case may be, are in full force and effect, all as set forth in Section 7.5 of this Financing Agreement.

       (c) MORTGAGES - Each Company, as applicable, shall have executed and delivered to the Agent (or to an agent of the Agent or an agent of the Title Insurance Company) each Mortgage to which it is a party.

       (d) UCC FILINGS - All UCC financing statements and similar documents required to be filed in order to create in favor of the Agent, for the benefit of the Lenders, a first priority and exclusive (subject to Permitted Encumbrances) perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required. The Agent shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made), and
(ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

       (e) TITLE INSURANCE POLICIES - The Agent shall have received, in respect of each Mortgage, a mortgagee's marked-up unconditional commitment for title insurance from a title insurance company reasonably satisfactory to the Agent (the "TITLE INSURANCE COMPANY"). Each such commitment shall obligate the Title Insurance Company to issue to the Agent a title insurance policy (i) in an amount not less than the appraised value of the Real Estate covered thereby or such other amount as agreed to by the Agent and Archibald; (ii) that insures that the mortgage or deed of trust insured thereby creates a valid first priority lien on the property covered by such mortgage or deed of trust, free and clear of all defects and encumbrances except for Permitted Encumbrances and a so called "survey exception", which survey exception shall be removed from all such title insurance policies within ten (10) days after the Companies shall have delivered the surveys required in Section 7.3(d) hereof; (iii) that names the Agent, for the benefit of the Lenders, as the insured thereunder; and (iv) that contains such endorsements and effective coverage as the Agent may reasonably request, including without limitation a revolving line of credit endorsement. The Agent also shall have received evidence that all premiums in respect of the policies to be issued have or will be paid on the Closing Date and that all charges for mortgage taxes and recording fees, if any, shall have been paid.

       (f) GUARANTIES AND SECURITY AGREEMENTS - Each Guarantor shall have executed and delivered to the Agent, for the benefit of the Lenders, its Guaranty and Security Agreement, which Guaranties and Security Agreements shall be in form and substance reasonably satisfactory to the Agent and the Lenders.

       (g) OPINIONS - Subject to the filing, priority and remedies provisions of the UCC, the provisions of the Bankruptcy Code, insolvency statutes or other like laws, the equity powers of a court of law and such other matters as may be agreed upon with the Agent, counsel for the Companies and the Guarantor shall have delivered to the Agent opinions reasonably satisfactory to the Agent.

       (h) PLEDGE AGREEMENT - Parent shall have executed and delivered to the Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance reasonably satisfactory to the Agent and the Lenders, together with the stock certificates pledged thereunder and any accompanying stock transfer powers.

       (i) ADDITIONAL DOCUMENTS - Each Company shall have executed and delivered to the Agent all loan documents necessary to consummate the lending arrangement contemplated among the Companies, the Agent and the Lenders.

       (j) RESOLUTIONS - The Agent shall have received a copy of the resolutions of the Board of Directors of each Company and Guarantor authorizing the execution, delivery and performance of the Loan Documents to be executed by such Company or Guarantor, as the case may be, certified by the Secretary or Assistant Secretary of such Company or Guarantor, as the case may be, as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of such Company or Guarantor, as the case may be.

       (k) ORGANIZATIONAL DOCUMENTS AND GOOD STANDING CERTIFICATES - The Agent shall have received a copy of the Articles of Incorporation of each Company and Guarantor, certified by the applicable authority in the State of incorporation of such Company or Guarantor, as the case may be, and copies of the by-laws (as amended through the date hereof) of such Company and Guarantor, certified by the Secretary or an Assistant Secretary thereof. The Companies shall have delivered to the Agent a good standing certificate for each Company and each Guarantor, issued on or about the Closing Date by the Secretary of State in the state(s) where such Company or such Guarantor is incorporated or formed or qualified as a foreign entity.

       (l) OFFICER'S CERTIFICATE - The Agent shall have received an executed Officer's Certificate for the Companies, reasonably satisfactory in form and substance to Agent certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof, (ii) the Companies are in compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

       (m) DISBURSEMENT AUTHORIZATION - Archibald shall have delivered to the Agent all information necessary for the Agent to issue wire transfer instructions on behalf of the Companies for the initial and subsequent loans and/or advances to be made under this Financing Agreement, including disbursement authorizations in form acceptable to the Agent.

       (n) EXAMINATION & VERIFICATION; AVAILABILITY - The Agent shall have completed to the satisfaction of the Agent an examination and verification of the Accounts, Inventory and the books and records of the Companies, including, without limitation, a balance sheet, income statement and Availability projections for the Companies for not less than twelve (12) months following the Closing Date. Such examination shall indicate that, after giving effect to all loans, advances and extensions of credit to be made at closing, the Companies shall have opening Availability of Ten Million Five Hundred Thousand Dollars ($10,500,000) in the aggregate provided that all debts, obligations and payables of the Companies are current as of the Closing Date in accordance with the usual business practices of the Companies.

       (o) COLLECTION ACCOUNTS; PAYMENT DIRECTION; CREDIT CARD AGREEMENTS - The cash management system of the Credit Parties shall be satisfactory to the Agent. The Credit Parties shall have delivered to the Agent a blocked account agreement substantially in the form of EXHIBIT B or, with respect to the Canadian Collection Account, in form and substance satisfactory to the Agent, duly executed by the appropriate Credit Parties, for each financial institution at which a Collection Account is maintained on the Closing Date. The Credit Parties shall have delivered to the Agent a fully executed original copy of a Credit Card Agreement, in form and substance satisfactory to the Agent, with each of its respective credit card processors.

       (p) EXISTING REVOLVING CREDIT AGREEMENT - (i) The existing Amended and Restated Credit Agreement, among Archibald, the financial institutions listed therein as "LENDERS" and Bank One, N.A., as agent for such Lenders, dated as of July 2, 1997, as amended, shall be terminated, (ii) all loans and obligations of Archibald in connection therewith (other than as set forth on SCHEDULE 1.1(b) hereto with respect to a certain letter of credit thereunder) shall be paid or satisfied in full utilizing the proceeds of the initial Revolving Loans to be made under this Financing Agreement and (iii) all liens upon or security interest granted by any of the Credit Parties in connection therewith shall be terminated and/or released upon such payment.

       (q) INDENTURE - The Companies shall have delivered to Agent a copy of the Indenture certified by any officer of the Companies as being true correct and complete as of the Closing Date.

       (r) COLLATERAL AUDIT - The Companies shall have delivered to Agent a collateral audit performed by Arthur Anderson that is acceptable to Agent in its sole discretion.

       (s) FEES - The Companies shall have paid all fees described in Section
8.6 and 8.7 hereof.

       (t) PREFERRED STOCK - The terms of the Preferred Stock shall be reasonably satisfactory to the Agent with respect to the rights, powers and preferences associated with the Preferred Stock and the Preferred Stock shall be have been amended to, among other things (i) reschedule the mandatory redemption of the Senior Preferred Stock over a period of five years, under terms reasonably acceptable to the Agent and (ii) defer the mandatory redemption of the other Preferred Stock until at least January 15, 2006, in each case in a manner reasonably satisfactory to the Agent.

       (u) SAR AGREEMENTS AND TAX SHARING AGREEMENT - The Companies shall have delivered to the Agent a copy of (a) an SAR Agreement, which contains terms that are substantially similar to all existing SAR Agreements, and (b) the Tax Sharing Agreement, which shall be certified by an officer of Archibald as being true, correct and complete as of the Closing Date.

       (v) POST CLOSING LETTER - The Companies shall have executed and delivered to the Agent a letter that covers such items or other matters in connection with this Financing Agreement as the Agent deems appropriate in its sole discretion, which letter shall be in form and substance satisfactory to the Agent.

       2.2 The obligation of the Agent and the Lenders to make any loan to the Companies or to assist the Companies in the issuance of any Letter of Credit after the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such loan or providing such assistance, of the following conditions precedent:

       (a) No Default or Event of Default shall have occurred and remain outstanding;

       (b) All representations and warranties made by the Companies in this Financing Agreement shall be true and correct in all material respects; and

       (c) Unless the Agent (as permitted herein) or the Lenders agree in writing to make an Overadvance to the Companies, after giving effect to such loan or assistance, the aggregate amount of the Obligations and the undrawn face amount of all Letters of Credit outstanding hereunder will not exceed the Revolving Line of Credit.

       All of the representations and warranties made by the Companies in this Financing Agreement shall be deemed to be remade by the Companies each time that any of the Companies requests a Revolving Loan or a Letter of Credit hereunder as of such date (or, if such representation is made as of a specific date, then as of such date), and each such request shall also constitute, unless otherwise disclosed in writing to CIT, a representation and warranty by the Companies that, after giving effect to the requested advance, no Default or Event of Default has occurred or will occur, and (with respect to a Revolving Loan) that such requested Revolving Loan is within the Revolving Line of Credit and Availability of the Company.

SECTION 3. REVOLVING LOANS

       3.1 The Agent and the Lenders severally (and not jointly) agree, subject to the terms and conditions of this Financing Agreement to make Revolving Loans to the Companies up to the Revolving Line of Credit (but subject to the right of Agent and the Lenders to make or permit Overadvances in accordance with the terms and provisions hereof). In no event shall any Company be entitled to request a Revolving Loan if the amount of such Revolving Loan would exceed the Availability on the date of such request. The Companies shall be entitled hereunder to borrow, repay and re-borrow Revolving Loans.

       3.2 Any request for a Revolving Loan must be received by an officer of the Agent no later than 1:00 p.m., Chicago time, (a) on the Business Day on which such Revolving Loan is required, if the request is for a Chase Bank Rate Loan, or (b) three (3) Business Days prior to the Business Day on which such Revolving Loan is required, if the request is for a LIBOR Loan. Archibald is authorized to make a request for a Revolving Loan on behalf of Sweet Factory and the Agent and the Lenders may rely on the authorization set forth herein in making Revolving Loans to the Companies. Should the Agent or the Lenders (in accordance with the terms and provisions hereof) honor requests for Overadvances, any such Overadvances shall be made in the sole discretion of the Agent or the Lenders and subject to any additional terms that the Agent or the Lenders deem necessary.

       3.3 In furtherance of the continuing assignment and security interest in each Company's Accounts and Inventory, the Companies will provide to the Agent all of the schedules, reports and other information described in Sections 7.8(a) and 7.8(b) of this Financing Agreement. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted to the Agent, for the benefit of the Lenders. Each Company hereby authorizes the Agent to regard such Company's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of such Company's authorized officers or agents.

       3.4 Each Company hereby represents and warrants to the Agent and the Lenders that: (a) each Trade Account Receivable of such Company is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by such Company in the ordinary course of its business; (b) the Inventory of such Company being sold and the Trade Accounts Receivable created thereby are the exclusive property of such Company and are not subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; (c) the invoices evidencing such Trade Accounts Receivable are in the name of such Company; and
(d) the customers of such Company have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which such Company has advised the Agent pursuant to Section 7.8(c) hereof. Each Company also acknowledges and confirms to the Agent that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are such Company's sole responsibility and that same will be paid by such Company when due, subject to Section 7.6 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts other than Permitted Encumbrances. Each Company covenants that such Company will not acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any goods of its customers or any other person (whether pursuant to any bill and hold sale or otherwise), unless such Company has advised the Agent of such arrangement in writing. Each Company agrees to maintain such books and records regarding its Accounts and Inventory as the Agent may reasonably require and agrees that the books and records of such Company will reflect the interest of the Agent, for the benefit of the Lenders, in such Accounts and Inventory.

       3.5 Each Credit Party may and shall enforce, collect and receive all Accounts and other Proceeds from sales of such Credit Party's Inventory at the expense of such Credit Party. The Credit Parties shall have established lockboxes and corresponding Collection Accounts for the collection of the Accounts of the Credit Parties and the deposit of the Proceeds of the Collateral. Each Credit Party shall direct its account debtors to send payments on all of its Accounts directly to the lockbox permitted hereunder for such Credit Party, and all invoices for sales of inventory shall contain the address of the lockbox as the address for remittance of payment. Notwithstanding the foregoing, should a Credit Party ever receive any checks, cash, notes or other instruments or property with respect to sales of its Inventory, such Proceeds shall be held by such Credit Party in trust for the Agent, for the benefit of the Lenders, and deposited directly into a Depository Account on the Business Day received. The Credit Parties will cause all funds in the Depository Accounts to be transferred into a Collection Account on a daily basis. Funds remaining on deposit in the Collection

Accounts (other than the Canadian Collection Account) at the end of each Business Day shall be wire transferred to the Agent's bank account at JP Morgan Chase & Co. in New York City or its primary banking subsidiary (the "AGENT'S BANK ACCOUNT") for application against the Obligations owed by the Companies to the Agent and the Lenders in accordance with the terms hereof. Each Credit Party agrees to take all actions reasonably required by the Agent or any financial institution at which a Depository Account or Collection Account is maintained in order to effectuate the transfer of funds contemplated above. Funds remaining in the Canadian Collection Account will (i) be used to fund disbursements from the Canadian Collection Account made in the ordinary course of business in accordance with past practices, and (ii) be wire transferred to the Agent's Bank Account from time to time in accordance with past practices. All amounts received from the Collection Accounts and any other Proceeds of the Collateral deposited into the Agent's Bank Account will, for purposes of calculating Availability, be credited to the Revolving Loan Account on the date on which the Agent is notified of the receipt of "collected funds" in the Agent's Bank Account. No checks, drafts or other instrument received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

       3.6 Each Company agrees to issue credit memoranda promptly (with duplicates to be promptly forwarded to the Agent if an Event of Default has occurred and remains outstanding) upon accepting returns or granting allowances.

       3.7 The Agent, on behalf of the Lenders, shall maintain a separate account on its books in the name of the Companies (the "REVOLVING LOAN ACCOUNT")in which the Companies will be charged with all loans and advances made by the Agent and the Lenders to the Companies or for the account of the Companies , and with any other Obligations, including any and all Out-of-Pocket Expenses. The Revolving Loan Account will be credited with all amounts received by the Agent from the Collection Accounts or from others for the account of the Companies, including, as set forth above, all amounts received by the Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein. In no event shall prior recourse to any Accounts or other security granted to or by the Companies be a prerequisite to the right of the Agent or any Lender to demand payment of any of the Obligations. In addition, the Companies agree that neither the Agent nor any Lender shall have any obligation whatsoever to perform in any respect any of the contracts or obligations relating to the Accounts.

       3.8 After the end of each month, the Agent shall promptly send the Companies a statement showing the accounting for the charges, loans, advances and other transactions occurring among the Agent, the Lenders and the Companies during that month. The monthly statements shall be deemed correct and binding (absent manifest error) upon the Companies and the Lenders and shall constitute an account stated between the Companies and each Lender unless the Agent receives a written statement of the exceptions from the Companies or any Lender within sixty (60) days of the date of such monthly statement.

       3.9 If at any time (a) the sum of all outstanding Revolving Loans and the undrawn face amount of all issued and outstanding Letters of Credit exceed the Revolving Line of Credit, or (b) Availability of the Companies is less than zero, the amount of such excess (in the case of clause (a)) or the amount of the Obligations required to be repaid to make Availability greater than zero (in the case of clause (b)), shall be immediately due and payable to the Agent, for the benefit of the Lenders. In the case of any such mandatory payment of LIBOR Loans, such payment shall be subject to the fees set forth in Section 3.8 hereof.

       3.10 The Companies shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Revolving Loans then outstanding, as designated by the Companies, plus interest accrued on the amount so prepaid to the date of such prepayment. The Companies shall give the Agent notice of prepayment of any Chase Bank Rate Loan by not later than 11:00 A.M. (Chicago, Illinois time) on the Working Day such prepayment is to be made and written notice of the prepayment of any LIBOR Loan not later than 1:00 P.M. (Chicago, Illinois time) three (3) Working Days before the Working Day on which such prepayment is to be made. Prepayments of Chase Bank Rate Loans shall be without any premium or penalty. During the period commencing on December 31 of each year and ending on the date that Archibald makes the scheduled interest payment on the Notes due on January 1 of the following year, the Companies shall repay the Revolving Loans in full such that there are no Revolving Loans outstanding during such period.

       In any case of prepayment of a LIBOR Loan, the Companies agree that if the reinvestment rate, as quoted by the money desk of the LIBOR Lending Office ("REINVESTMENT RATE"), shall be lower than the LIBOR applicable to the LIBOR Loan that is intended to be prepaid (hereinafter, "LAST LIBOR"), then the Companies shall, upon written notice by the Agent, promptly pay to the Agent, for the benefit of the Lenders, in immediately available funds, a prepayment fee equal to the product of (a) a rate (the "PREPAYMENT RATE") that shall be equal to the difference between the Last LIBOR and the Reinvestment Rate, times (b) the principal amount of the LIBOR Loan that is to be prepaid, times (c) (i) the number of days remaining in the Interest Period of the LIBOR Loan that is to be prepaid divided by (ii) three hundred sixty (360). In addition, the Companies shall promptly pay directly to the Agent, for the account of the Lenders, the amount of any additional reasonable costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by the Agent or the Lenders or the LIBOR Lending Office in connection with the prepayment, upon the Companies' receipt of a written statement from the Agent. Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than Five Hundred Thousand Dollars ($500,000), except in the case of a mandatory prepayment pursuant to Section 3.7 hereof.

       3.11 Each request by any of the Companies for the making, conversion or continuation of any Revolving Loan shall be deemed to be a joint and several request by all Companies. Each Company hereby authorizes any other Company to request a Revolving Loan or Letter of Credit hereunder and agrees that is receiving or will receive a direct pecuniary benefit therefor. Each Company acknowledges and agrees that the Lenders are entering into this Financing Agreement at the request of each Company and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for the payment in full of the Obligations.

       3.12. Anything in this Financing Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of Sweet Factory exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of Sweet Factory from other affiliates of Sweet Factory) would not render the rights to payment of the Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

SECTION 4. ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS; INCREASED CAPITAL;
TAXES

       4.1 If, at any time, any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve or special deposit requirement (other than reserves included in the reserve percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any LIBOR Loan by, any Lender, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of making or maintaining hereunder such LIBOR Loan or to reduce the amount of principal or interest received by such Lender with respect to such LIBOR Loan, then, upon demand by such Lender, the Companies shall pay to such Lender from time to time on Interest Adjustment Dates with respect to such LIBOR Loan, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Lender for such increased cost or reduced amount, assuming (which assumption such Lender need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Loan. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 4.1, setting forth the calculations therefor in reasonable detail, shall be promptly submitted by such Lender to the Companies and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof, provided that in no event shall the Companies be responsible for any such amounts relating to more than one hundred eighty (180) days prior to the demand therefor, provided further that, if the events giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Lender, the Companies, upon at least three (3) Working Days' prior written notice to such Lender through the Agent, may prepay any affected LIBOR Loan in full or convert such LIBOR Loan to a Chase Bank Rate Loan regardless of the Interest Period thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 3.8 hereof. Each Lender shall notify the Companies as promptly as practicable (with a copy thereof delivered to the Agent) of the existence of any event that will likely require the payment by the Companies of any such additional amount under this Section.

       4.2 In the event that by reason of any law, regulation or requirement imposed or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Lender shall, with respect to this Financing Agreement or any transaction under this Financing Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax, levy, impost, charge, fee, duty, deduction or withholding which is not a Non-Excluded Tax, as defined in Section 4.8 hereof) and if any such measures or any other similar measure shall result in an increase in the cost to such Lender of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or commitment fee receivable by such Lender in respect thereof, then such Lender shall promptly notify the Companies in writing stating the reasons therefor. The Companies shall thereafter pay to such Lender, upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loan, as additional consideration hereunder, such additional amounts as shall fully compensate such Lender for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor in reasonable detail, shall be submitted by such Lender to the Companies and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

       If any Lender receives such additional consideration from the Companies pursuant to this Section 4.2, such Bank shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse the Companies to the extent, but only to the extent, that the such Lender shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender. If, at the time any audit of such Lender's income tax return is completed, such Lender determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to the Companies as aforesaid, the Companies, upon demand of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender was not so entitled, or the amount by which the net income taxes of such Lender were not so reduced, as the case may be.

       Notwithstanding any other provision of this Financing Agreement, after any such demand for compensation by any Lender, the Companies, upon at least three (3) Working Days' prior written notice to such Lender through the Agent, may prepay any affected LIBOR Loan in full or convert such LIBOR Loan to a Chase Bank Rate Loan regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in
Section 3.8 hereof.

       4.3 In respect of any LIBOR Loan, in the event that the Agent or the LIBOR Lending Office shall have determined that dollar deposits of the relevant amount for the relevant Interest Period for such LIBOR Loan are not available to any Lender in the applicable eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR applicable to such Interest Period, as the case may be, the Agent shall promptly give notice of such determination to the Companies and (a) any notice of a new LIBOR Loan (or conversion of an existing Revolving Loan to a LIBOR Loan) previously given by the Companies and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make a Chase Bank Rate Loan, and (b) the Companies shall be obligated (without breakage costs) either to prepay, or to convert to a Chase Bank Rate Loan, any outstanding LIBOR Loan on the last day of the then current Interest Period with respect thereto.

       4.4 Without prejudice to any other provisions of this Section 4, the Companies hereby agree, jointly and severally, to indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any default by the Companies in payment when due of any amount hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Lender in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Lender in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Lender to the Companies showing the calculation thereof in reasonable detail and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

       4.5 If, at any time, any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Lender to fund any LIBOR Loan that it is committed to make hereunder with moneys obtained in the eurodollar market, the commitment of such Lender to fund such LIBOR Loan shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Lender shall by written notice to the Companies and the Agent declare that its commitment with respect to such LIBOR Loan has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Lender shall similarly notify the Companies and the Agent. If any such change shall make it unlawful for any Lender to continue in effect the funding in the applicable eurodollar market of any LIBOR Loan previously made by it hereunder, such Lender shall, upon the happening of such event, notify the Companies, the Agent and the other Lenders thereof in writing, stating the reasons therefor, and the Companies shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such LIBOR Loan to a Chase Bank Rate Loan or prepay such LIBOR Loan to the Lenders in full (in each case, without breakage costs). Any such prepayment or conversion shall be subject to the prepayment fees described in Section 3.10 hereof.

       4.6 Each Lender may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.

       4.7 If any Lender shall have determined, after the Closing Date, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Lender (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within fifteen
(15) days after demand by such Lender (with a copy to the Agent), the Companies shall pay to such Lender such additional amount or amounts as shall compensate such Lender (or its holding company) for such reduction. Each Lender shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure on the part of any Lender to demand compensation for any reduction in return on capital with respect to any period within one hundred eighty (180) days of such demand shall not constitute a waiver of such Lender's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

       4.8 All payments by the Companies of principal of, and interest on, the Obligations and all other amounts payable under this Financing Agreement will be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding taxes imposed on or measured by any net or gross income or receipts of the Agent or any of the Lenders and any franchise, doing business or similar taxes imposed on the Agent or any of the Lenders by the United States or by a taxing authority under the laws of which the Agent or a Lender is organized or in which the Agent or a Lender has its principal office or lending office, and any taxes imposed by reason of the Agent or any of the Lenders not being a U.S. person as defined in Internal Revenue Code ss. 7701(a)(30) (such non-excluded items being called "NON-EXCLUDED TAXES"). In the event that any withholding or deduction from any payment to be made by the Companies under this Financing Agreement is required in respect of any Non-Excluded Taxes under applicable law, rule or regulation, then the Companies will:

       (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

       (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

       (c) pay to the Agent, for the benefit of the Lenders, any additional amount necessary to ensure that the net amount actually received by the Lenders will equal the full amount the Lenders would have received had not such withholding or deduction been required.

Moreover, if any Non-Excluded Taxes are directly asserted against the Agent or any of the Lenders with respect to any payment received by the Agent or any of the Lenders under this Financing Agreement, the Agent or any of the Lenders may pay such Non-Excluded Taxes and the Companies will promptly pay any additional amount (including any penalties, interest or expenses) necessary in order that the net amount received by the Lenders after the payment of such Non-Excluded Taxes (including any Non-Excluded Taxes on such additional amount) equals that amount the Lenders would have received had such Non-Excluded Taxes not been asserted. If the Companies fail to pay any Non-Excluded Taxes (other than any such taxes which (i) are being contested by the Companies in good faith and by appropriate proceedings and (ii) if not paid, will not result in the imposition of any penalty on the Agent or any of the Lenders) when due to the appropriate taxing authority or fails to remit to Agent, for the benefit of the Lenders, the required receipts or other required documentary evidence, the Companies will compensate the Agent and the Lenders for and hold the Agent and the Lenders harmless against, any incremental Non-Excluded Taxes, interest or penalties that may become payable as a result of such failure. Notwithstanding anything in the this Financing Agreement to the contrary, no assignee of a Lender shall be entitled to receive a greater payment for Taxes than such Lender would have been entitled to receive with respect to the rights assigned hereunder, unless such assignment shall have been made at a time when the circumstances (including a change in law) giving rise to such greater payment did not exist or had not yet occurred.

SECTION 5. LETTERS OF CREDIT

       In order to assist the Companies in establishing or opening Letters of Credit with an Issuing Bank, the Companies have requested that the Agent, on behalf of the Lenders, join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of a Letter of Credit Guaranty, thereby lending the credit of the Lenders to the Companies, and the Agent and the Lenders have agreed to do so. These arrangements shall be handled by the Agent subject to the terms and conditions set forth below.

       5.1 Within the Revolving Line of Credit and subject to Availability, the Lenders (acting through the Agent) shall assist the Companies in obtaining Letters of Credit in an aggregate face amount outstanding at any time not to exceed the Letter of Credit Sub-Line. The Lenders' assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent's sole discretion. It is understood that the terms, conditions and purpose of each Letter of Credit (and any modifications thereof) shall be subject to the prior approval of the Agent in the exercise of its reasonable discretion. Notwithstanding anything herein to the contrary, upon the occurrence of a Default or an Event of Default, the assistance of the Agent and the Lenders in connection with any Letter of Credit Guaranty shall be in the Agent's sole discretion until such Default or Event of Default is waived. The undrawn face amount of any Letter of Credit shall be reserved dollar-for-dollar from Availability as an Availability Reserve.

       5.2 The Agent shall have the right, without notice to the Companies, to charge the Revolving Loan Account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent under any Letter of Credit Guaranty at the earlier of (a) payment by the Agent, on behalf of the Lenders, under such Letter of Credit Guaranty, (b) the occurrence of an Event of Default or (c) the termination of the Revolving Line of Credit or this Financing Agreement. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Loan hereunder and shall incur interest at the rate provided in
Section 8.1 (or Section 8.3, if applicable) of this Financing Agreement.

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

       5.3 The Companies unconditionally agree to, jointly and severally, indemnify the Agent and the Lenders against, and hold the Agent and the Lenders harmless from, any and all loss, claim or liability incurred by the Agent or the Lenders arising from any transactions or occurrences relating to Letters of Credit established or opened for the account of any of the Companies, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by an Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence, bad faith or willful misconduct by the Agent with respect to a Letter of Credit Guaranty. This indemnity shall survive the termination of this Financing Agreement and the repayment of the Obligations. Each Company further agrees to hold the Agent and the Lenders harmless from any errors or omission, negligence or misconduct by an Issuing Bank. Each Company agrees that any charges incurred by the Agent for such Company's account by an Issuing Bank shall be conclusive and binding upon such Company.

       5.4 Neither the Agent nor any Lender shall be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or (h) any breach of contract between the shipper or vendors and any of the Companies. Furthermore, without being limited by the foregoing, neither the Agent nor any Lender shall be responsible for any act or omission with respect to or in connection with any Collateral.

       5.5 Each Company agrees that any action taken by the Agent or any Lender, if taken in good faith, or any action taken by an Issuing Bank of whatever nature, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Companies and shall not put the Agent or any Lender in any resulting liability to any of the Companies. In furtherance thereof but subject to Section 5.6 below, the Agent shall have the full right and authority to: (a) clear and resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders;
(d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the sole name of the Agent, on behalf of the Lenders, and an Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from the Companies.

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

       5.6 Without the Agent's express written consent, each Company agrees: (a) not to (i) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not waived, not to (i) clear and resolve any questions of non-compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents or goods.

       5.7 Each Company agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will be promptly procured, that all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral or the financing thereof will be promptly and fully complied with in all material respects, and that any certificates in that regard that the Agent may at any time request in writing will be promptly furnished. The Companies assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies pertaining to the importation and delivery of the Collateral. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the risk, liability and responsibility of the Companies.

       5.8 Upon any payments made to an Issuing Bank under a Letter of Credit Guaranty, the Agent, for the benefit of the Lenders, shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by any Company to an Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent, for the benefit of the Lenders, and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6. COLLATERAL

       6.1 As security for the prompt payment in full of all Obligations, each Company hereby pledges and grants to the Agent, for the benefit of the Lenders, a continuing general lien upon, and security interest in, all of such Company's present and hereafter acquired Collateral.

       6.2 The security interests granted hereunder shall extend and attach to:

       (a) All Collateral which is presently in existence and which is owned by any Company or in which such Company has any interest, whether held by such Company or by others for such Company's account; and

       (b) All Inventory of each Company and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or such Company from such Company's customers.

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

       6.3 Each Company agrees to safeguard, protect and hold all Inventory for the account of the Agent, on behalf of the Lenders, and make no disposition thereof except for shipments and sales of Inventory to customers of such Company in the ordinary course of such Company's business, on commercially reasonable terms consistent with such Company's past practices, PROVIDED that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to the Agent by deposit in a Depository Account or a Collection Account. The Agent shall have the right to withdraw this permission at any time upon the Agent's prior written notice thereof after the occurrence of an Event of Default and acceleration of the Obligations under
Section 10.2 hereof, and until such time as such Event of Default is waived, no further disposition shall be made of the Inventory by such Company. Consignment sales or sales of Inventory of a Company in which a lien upon, or security interest in, such Inventory is retained by such Company shall be made by such Company only with the approval of the Agent, and the Proceeds of such sales or sales of such Inventory for cash shall be held by such Company in trust for the Agent, on behalf of the Lenders, as the Lenders' exclusive property, and shall be delivered immediately by such Company to the Agent in the identical form received by such Company by deposit to a Depository Account or a Collection Account. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all Proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition.

       6.4 The rights and security interests granted hereunder to the Agent, for the benefit of the Lenders, shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that either or both of the Revolving Loan Accounts may from time to time be temporarily in a credit position, until the final payment in full to the Agent and the Lenders of all Obligations and the termination of this Financing Agreement.

       6.5 To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, the Agent and the Lenders shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Agent and the Lenders shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of rights of Agent or the Lenders hereunder.

       6.6 Any reserves or balances to the credit of the Companies and any other property or assets of any of the Companies in the possession of the Agent may be held by the Agent, for the benefit of the Lenders, as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement. The liens and security interests granted herein and any other lien or security interest which the Agent may have in any other assets of the Companies shall secure payment and performance of all now existing and future Obligations. The Agent may in its discretion charge any or all of the Obligations to the Revolving Loan Account when due.

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

       6.7 This Financing Agreement and the obligation of the Companies to perform all of its covenants and obligations hereunder are further secured by the Mortgages.

       6.8 Each Company agrees to maintain its rights in, and the value of, all General Intangibles necessary for each of the Companies to operate its business, and shall make when due all payments required with respect to any licensed rights.

       6.9 Upon the request of the Agent, the Companies shall promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances and instruments as the Agent may require, including, without limitation, financing statements, so as to completely vest in and ensure to the Agent and the Lenders their respective rights hereunder and in or to the Collateral.

       6.10 Solely for the purpose of enabling the Agent to exercise its rights and remedies under this Agreement and the other Loan Documents with respect to the Collateral at such time as the Lender is lawfully entitled to exercise such rights and remedies, each Credit Party grants to the Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Borrowers) to use, assign, license or sublicense any of such Credit Party's general intangibles (including, without limitation, such Credit Party's trademarks, service marks, trade names and trade dress or licenses with respect thereto), now owned or hereafter acquired by the Credit Parties, and wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout of such licensed items.

SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

       7.1 Each Company hereby warrants and represents and/or covenants that:
(a) as of the date hereof, the fair value of each Credit Party's assets exceeds the book value of such Credit Party's liabilities; (b) as of the date hereof, each Credit Party is generally able to pay its debts as they become due and payable; (c) as of the date hereof, each Credit Party does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances; (d) all financial statements of any Credit Party heretofore furnished to the Agent present fairly, in all material respects, the financial condition of such Credit Party as of the date of such financial statements; (e) each Credit Party is a corporation, duly organized and validly existing under the laws of the State of its incorporation, and is qualified to do business in each State where the failure to so qualify would have a Material Adverse Effect; (f) as of the Closing Date hereof, SCHEDULE 7.1 hereto correctly and completely sets forth the chief executive office of each of the Credit Parties, all of the Collateral locations and all trade names used by the Credit Parties; (g) the execution and delivery of this Financing Agreement by each Company and the consummation of the transactions contemplated hereby, do not violate any term, provision or covenant contained in the organizational documents of any Credit Party (such as the articles of incorporation, by-laws or operating agreement) or any term, provision, covenant or representation contained in any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which a Credit Party is a signatory or by which such Credit Party or any of such Credit Party's assets are bound; (h) except for the

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Permitted Encumbrances, the security interests granted to the Agent, for the benefit of the Lenders, herein constitute and shall at all times constitute first priority and exclusive liens on the Collateral; (i) except for the Permitted Encumbrances, the Credit Parties are or will be at the time additional Collateral is acquired by any of the Credit Parties, the absolute owner of the Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (j) each Credit Party will at its expense forever warrant and, at the Agent's request, defend the Collateral from any and all claims and demands of any other person other than the Permitted Encumbrances; (k) no Credit Party will grant, create or permit to exist, any lien upon or security interest in the Collateral, or any Proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; and (l) such Credit Party possesses all real and personal property and rights necessary to conduct its business as presently conducted.

       7.2 Each Credit Party shall maintain books and records pertaining to the Collateral in such detail, form and scope as the Agent shall reasonably require. Each Credit Party shall permit the Agent and/or its designated agents, accompanied by a single representative or agent of any Lender (at such Lender's expense), to enter upon such Credit Party's premises upon reasonable prior notice at any time during normal business hours, and from time to time (but unless an Event of Default shall have occurred, no more frequently than four (4) times per fiscal year), in order to (a) examine and inspect the books and records of such Credit Party, and make copies thereof and make extracts therefrom, and (b) verify, inspect, appraise and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto.

       7.3 (a) From time to time upon the request of the Agent, but not more than once in any six-month period prior to the occurrence of an Event of Default (and as often as reasonably requested if an Event of Default has occurred and remains outstanding), each Company agrees to provide to the Agent, at its sole cost and expense, an appraisal of such Company's Inventory in form and substance reasonably satisfactory to the Agent from Hilco or such other appraiser reasonably acceptable to the Agent.

       (b) As soon as possible but in any event no later than ninety (90) days after the Closing Date, the Companies will have provided to the Agent (at the Companies' expense) a summary real estate appraisal with respect to the Real Estate from an appraiser satisfactory to the Agent.

       (c) As soon as possible but in any event no later (unless the Agent, in its reasonable discretion upon consultation with the Environmental Consultants referred to below, agrees in writing to extend the time periods set forth herein with respect to any of the Real Estate) than, (i) sixty (60) days after the Closing Date with respect to the Real Estate listed on SCHEDULE 7.3(A) hereto,
(ii) ninety (90) days after the Closing Date with respect to the Real Estate listed on SCHEDULE 7.3(B) hereto and (iii) one hundred twenty (120) days after the Closing Date with respect to the Real Estate listed on SCHEDULE 7.3(C) hereto, the Companies will have provided to the Agent (at the Companies' expense) environmental reports, in form and detail reasonably satisfactory to the Agent upon consultation with the Environmental Consultants referred to below, (each an "ENVIRONMENTAL REPORT"), performed by an environmental consulting firm or firms acceptable to the Agent in its sole discretion (each an "ENVIRONMENTAL CONSULTANT") with respect to such Real Estate, that determine,

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

among other things, whether such Real Estate contains an underground storage tank ("UST") and whether any other environmental problem exists for which remediation is reasonably recommended by such Environmental Consultant.

       (d) As soon as possible but in any event no later than sixty (60) days after the Closing Date, the Agent and the Title Insurance Company shall have received maps or plats of a perimeter or boundary of the site for all of the Real Estate dated a date reasonably satisfactory to the Agent and the Title Insurance Company (but in no event later than sixty (60) days after the Closing
Date) prepared by an independent professional licensed land surveyor reasonably satisfactory to the Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping ("SURVEYS"). Further, each Survey shall be certified to the Agent, for the benefit of the Lenders, and the Title Insurance Company, and contain a legend reciting as to whether or not the site is located in a flood zone.

       (e) If any of the Environmental Reports shall recommend remediation or the removal of an identified UST with respect to any of the Real Estate (each a "TAINTED PROPERTY") and the Companies choose not to remediate the environmental problem or remove such identified UST, then an amount equal to sixty percent (60%) of the fair market value of such Tainted Property (as determined by the most recent appraisal of such Tainted Property) shall be excluded from the Real Estate Sublimit. If any of the Environmental Reports shall recommend remediation or the removal of an identified UST with respect to any of the Real Estate and the Companies choose to remediate the environmental problem or remove the identified UST (such choice to be made by the Companies in a writing delivered to the Agent within seven Business Days after the receipt of the applicable Environmental Report), then (A) the Agent shall establish a reserve against Availability (a "REMEDIATION RESERVE") for the lesser of sixty percent (60%) of the fair market value of such Tainted Property (as determined by the most recent appraisal of such Tainted Property) or all estimated costs and expenses related to such remediation or removal efforts, (B) such Remediation Reserve shall remain in effect until such time as the Companies provides evidence in form and detail reasonably satisfactory to the Agent that such remediation or removal has been completed to the reasonable satisfaction of the Agent and (C) the General Environmental Reserve in effect at such time, if any, will be reduced on a dollar-for-dollar basis in the amount of such Remediation Reserve; PROVIDED that upon the release of such Remediation Reserve (or any part thereof) by the Agent, the General Environmental Reserve will increase at the option of the Agent, on a dollar-for-dollar basis in the amount of such release up to the maximum amount permitted for the General Environmental Reserve at such time (as set forth in the definition thereof). Unless the Companies provide the Agent with written notice of their intent to remediate the environmental problem or remove the identified UST described above within seven Business Days after the receipt of the applicable Environmental Report, the Companies will be deemed to have chosen not to remediate the environmental problem or remove the identified UST.

       (f) If any of the Surveys of the Real Estate shall reflect an encumbrance that is not permitted hereunder, the Agent shall establish a reserve against Availability (a "SURVEY RESERVE") in

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

a reasonable amount considering the scope and nature of the encumbrance, and any such Survey Reserve shall remain in effect until such time as the Companies provide to the Agent evidence in form and detail reasonably satisfactory to the Agent that such encumbrance has been removed from the Real Estate.

       7.4 Each Credit Party shall comply with the requirements of all state and federal laws in order to grant to the Agent, for the benefit of the Lenders, valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. Each Company hereby authorizes the Agent to file any financing statements covering the Collateral whether or not such Company's signature appears thereon. Each Company agrees to do whatever the Agent reasonably may request from time to time, by way of (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (b) cooperating with the Agent's designated agents and employees, (c) keeping Collateral records, (d) transferring Proceeds of Collateral to the Agent's possession in accordance with the terms hereof and (e) performing such further acts as the Agent reasonably may require in order to effect the purposes of this Financing Agreement.

       7.5 (a) Each Credit Party shall maintain insurance on its Real Estate and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent (the "REQUIRED INSURANCE"). SCHEDULE 7.5 hereto sets forth, as of the Closing Date, all insurance policies, including the Required Insurance, carried by the Credit Parties and indicates in detail, with respect to each such insurance policy, the amount and type of coverage and the name of the insurance provider thereof (collectively, the "INSURANCE POLICIES") (it being agreed that the amounts, coverage and provider of such Insurance Policies are acceptable to the Agent based upon the business and properties of the Companies as of the Closing Date). All Insurance Policies to the extent covering the Real Estate and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, to be made payable to the Agent, for the benefit of the Lenders, in case of loss, under a standard non-contributory "mortgagee", "lender" or "secured party" clause and are to contain such other provisions as the Agent may reasonably require to fully protect the interests of Agent and the Lenders in the Real Estate and Inventory and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Agent within thirty (30) days after the Closing Date, premium prepaid, with the loss payable endorsement in favor of Agent, for the benefit of the Lenders, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. Upon the occurrence of an Event of Default which is not waived, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right, in the name of the Agent or any of the Credit Parties, as applicable, to file claims under any insurance policies to the extent relating to the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder to the extent relating to the Collateral, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies to the extent relating to the Collateral.

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

       (b) Unless the Companies provide the Agent with evidence of the Required Insurance in the manner set forth in Section 7.5(a) above, the Agent may purchase insurance at the expense of the Companies to protect the interests of the Agent and the Lenders in the Collateral. The insurance purchased by the Agent may, but need not, protect the interests of the Companies in the Collateral, and therefore such insurance may not pay any claim which any of the Companies make or any claim which is made against any of the Companies in connection with the Collateral. Each Company may later request that the Agent cancel any insurance purchased by the Agent, but only after providing the Agent with satisfactory evidence that such Company has the Required Insurance. If the Agent, on behalf of the Lenders, purchases insurance covering all or any portion of the Collateral, the Companies shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and the Agent may charge all of such costs, interest and other charges to either Revolving Loan Account. The costs of the premiums of any insurance purchased by the Agent may exceed the costs of insurance which the Companies may be able to purchase on its own. In the event that the Agent purchases insurance, the Agent will notify the Companies in writing of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days of the date of such notice, the Companies provide the Agent with proof that the Companies had the Required Insurance as of the date on which the Agent purchased insurance AND the Companies have continued at all times thereafter to have the Required Insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Revolving Loan Account by the amount of all costs, interest and other charges associated with such insurance previously charged to such Revolving Loan Account.

       (c) (i) In the event of any loss or damage by condemnation, fire or other casualty, insurance proceeds relating to Inventory shall reduce the then outstanding aggregate principal balance of all Revolving Loans;

       (ii) In the event any part of the Real Estate is condemned or damaged by fire or other casualty and the insurance or condemnation proceeds for such condemnation, damage or other casualty (the "CASUALTY PROCEEDS") is less than or equal to One Hundred Thousand Dollars ($100,000), the Agent shall promptly apply such Casualty Proceeds to reduce the Revolving Loan.

       (iii) So long as no Event of Default shall have occurred and remain outstanding and the Casualty Proceeds are in excess of One Hundred Thousand Dollars ($100,000), the Companies may elect (by delivering written notice to the Agent) to replace, repair or restore such Real Estate to substantially the equivalent condition prior to such condemnation, fire or other casualty as set forth herein. If the Companies do not, or cannot, elect to use the Casualty Proceeds as set forth above, (A) the Real Estate Sublimit shall be reduced by an amount equal to the sixty percent (60%) of the fair market value of such Real Estate, as set forth in the most recent appraisal with respect to such Real Estate, and (B), the Agent may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as the Agent reasonably may elect.

       (iv) If the Companies elect to use the Casualty Proceeds for the repair, replacement or restoration of any Real Estate, (x) proceeds of insurance on Real Estate will be applied to the reduction of the Revolving Loans and (y) the Agent may set up a reserve against Availability for an amount equal to the total amount set forth in the budget described below. The reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of the Real Estate and disbursements in connection therewith. Prior to the commencement of any restoration, repair or replacement of Real Estate, the Company shall provide the Agent with a restoration plan and an estimated budget prepared by an independent third party experienced in construction costing. If there are insufficient Casualty Proceeds to cover the cost of restoration as so determined, the Companies shall be responsible for the amount of any such deficiency, and shall fund such deficiency prior before the reserve will be reduced. Completion of restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any; an unconditional certificate of occupancy, if applicable; such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by the Companies. Upon completion, any remaining reserve as established hereunder will be automatically released.

       (v) The Companies agree to pay any reasonable costs, fees or expenses which the Agent may reasonably incur in connection herewith.

       7.6 Each Credit Party shall pay, when due, all Taxes lawfully levied or assessed upon such Credit Party or the Collateral, including, without limitation, all sales taxes collected by such Credit Party on behalf of such Credit Party's customers in connection with sales of Inventory. If any Taxes remain unpaid after such date and the lien, if any, securing such Taxes is not a Permitted Encumbrance, then the Agent may, at its election and without curing any Event of Default which may arise as a result thereof, (a) establish an Availability Reserve in the amount of such Taxes or (b) pay such taxes on behalf of such Credit Party, and the amount paid by the Agent shall become an Obligation which is due and payable on demand by the Agent.

       7.7 (a) Each Credit Party shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that such Credit Party may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent's reasonable opinion, materially and adversely effect the rights or priorities of the Agent and the Lenders in the Collateral.

       (b) Without limiting the generality of subsection(a) above, each Credit Party shall comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, if the failure to so comply would have a Material Adverse Effect. The Companies hereby, jointly and severally, indemnify the Agent and the Lenders, and agree to defend and hold the Agent and the Lenders harmless, from and against any and all loss, damage, claim, liability, injury or expense which the Agent or the Lenders may sustain or incur in connection with any claim or expense asserted against the Agent or the Lenders as a result of any environmental pollution, hazardous material or environmental clean-up of any Credit Party's owned or leased real property, or any claim or expense which results from such Credit Party's operations (including, but not limited to, such Credit Party's off-site disposal practices). This indemnification shall survive the termination of this Financing Agreement and the repayment of the Obligations. No Credit Party shall be deemed to have breached any provision of this Section 7.7 if (i) the failure to comply with the requirements of this Section 7.7 resulted from good faith error or innocent omission and (ii) the Credit Parties promptly commence and diligently pursue a cure of such breach.

       (c) Each Company represents and warrants to the Agent and the Lenders that (i) none of the operations of any Credit Party are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the Real Estate or any of such Credit Party's leased real property, (ii) except as disclosed in the Transaction Screen Process Environment Site Assessments delivered to the Agent prior to the Closing Date in connection with this Financing Agreement, no Credit Party has any known contingent liability with respect to any release of any environmental pollution or hazardous material, (iii) except as disclosed in the Transaction Screen Process Environment Site Assessments delivered to the Agent prior to the Closing Date in connection with this Financing Agreement, each Credit Party presently is in compliance with all environmental statutes, acts, rules, regulations or orders applicable to such Credit Party's owned or leased real property or the operation of such Credit Party's business, except where the failure to be in such compliance would not have a Material Adverse Effect, (iv) Transaction Screen Process Environment Site Assessments, no enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to any Credit Party, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or leased by such Credit Party, and
(v) to such Credit Party's knowledge, each Credit Party has obtained and maintains all permits, approvals, authorizations and licenses, if any, required by applicable environmental statutes, acts, rules, regulations and orders, except where the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.

       7.8 Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Companies agree that, unless the Agent and the Required Lenders shall have otherwise consented in writing, the Companies will furnish:

       (a) to the Agent, upon the creation of Accounts and the purchase or acquisition of Inventory, solely for the Agent's convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory (in form and substance reasonably satisfactory to the Agent) as the Agent reasonably may request, including, without limitation, weekly schedules of Accounts and monthly schedules of Inventory, all in form and substance reasonably satisfactory to the Agent, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as the Agent reasonably may request, PROVIDED that the Agent may, from time to time upon reasonable notice, request schedules of Inventory more frequently;

       (b) to the Agent, upon the Agent's request, copies of agreements with, or purchase orders from, the customers of any of the Credit Parties (other than Parent), and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral, all as the Agent reasonably may request;

       (c) (i) in the collateral schedules provided to the Agent pursuant to Sections 7.8(a) above, a disclosure of (x) all matters adversely affecting the value, enforceability or collectibility of the Accounts of any of the Companies,
(y) all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, (z) all matters adversely effecting the value of the Inventory in any material respect, all in such detail and format as the Agent reasonably may require, and (ii) as to any such matters with respect to the Accounts and/or the Inventory that may have a Material Adverse Effect, the Company shall promptly notify the Agent;

       (d) to the Agent, in such detail as the Agent shall reasonably require,
(i) at least once each week (but more frequently upon the Agent's reasonable request), a borrowing base certificate in form and substance satisfactory to the Agent, certified by the president, treasurer or chief financial officer of Archibald (or any other authorized officer satisfactory to the Agent), (ii) on or before the fifteenth (15th) day of each month, an aged trial balance of all Accounts existing as of the last day of the preceding month certified by the president, treasurer or the chief financial officer of Archibald (or any other authorized officer satisfactory to the Agent), and (iii) on or before the thirtieth (30th) day of each month, a summary of Inventory as of the last day of the preceding month, certified by the president, treasurer or the chief financial officer of Archibald (or any other authorized officer satisfactory to the Agent);

       (e) to the Agent and the Lenders, within ninety (90) days after the end of each fiscal year of the Companies, a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the close of such year, and statements of profit and loss and cash flow of the Companies for such year, audited by independent public accountants selected by the Companies and reasonably satisfactory to the Agent, together with the unqualified opinion of the accountants preparing such financial statements;

       (f) to the Agent and the Lenders, (i) within thirty (30) days after the end of each month (other than such months in which a fiscal quarter or the fiscal year of the Companies ends), (ii) within forty-five (45) days after the end of each month in which a fiscal quarter of the Companies ends or (iii) within ninety (90) days after the end of the month in which the fiscal year of the Companies ends, a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the end of such month, and statements of profit and loss and cash flow of the Companies for such month, together with a comparison to the same month of the prior fiscal year of the Companies, and for the period commencing on the first day of the current fiscal year through the end of such month, together with a comparison to the same year-to-date period for the previous year of the Companies, certified by the president, treasurer or chief financial officer of Archibald (or any other authorized officer satisfactory to the Agent);

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

       (g) to the Agent and the Lenders prior to the beginning of each fiscal year of the Companies, monthly projections of the Consolidated Balance Sheet, Consolidating Balance Sheet, and the consolidated and consolidating statements of profits and loss and cash flow of the Companies, as well as projected Availability for the Companies for such fiscal year;

       (h) to the Agent, prior written notice of any change in the location of any Collateral and any material change in type, quantity, quality or mix of the Inventory;

       (i) from time to time, such further information regarding the business affairs and financial condition of the Credit Parties as the Agent and the Lenders reasonably may request; and

       (j) to the Agent, as soon as practicable, and in any event within five
(5) Business Days after any Credit Party learns of the following, give written notice to the Agent of (i) any material proceeding (including, without limitation, litigation, investigations, arbitration or governmental proceedings) being instituted or threatened to be instituted by or against a Credit Party in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (ii) notice that a Credit Party's operations are not in compliance with any material requirements of applicable law (with respect to each of CLAUSES (I) and (II) above, except for those proceedings, non-compliance and actions which do not have a reasonable likelihood of having a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Credit Party or (b) the ability of such Credit Parties to perform its obligations under this Financing Agreement or any other Loan Document) and (iii) any other event which could reasonably have a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Credit Party or (b) the ability of such Credit Parties to perform its obligations under this Financing Agreement or any other Loan Document.

       Each financial statement which the Companies are required to submit pursuant to Sections 7.8(e) and 7.8(f) hereof must be accompanied by an officer's certificate, signed by the president, treasurer or chief financial officer of Archibald (or any other authorized officer satisfactory to the Agent), as appropriate, pursuant to which such officer must certify that: (i) the financial statement(s) fairly and accurately present in all material respects the financial condition of the Companies at the end of the particular accounting period, as well as the operating results of the Companies during such accounting period, subject to year-end audit adjustments and in the case of monthly financial statements, the absence of footnotes; (ii) during the particular accounting period (x) there has occurred no Default or Event of Default under this Financing Agreement, or, if any such officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate, and (y) the Companies have not received any notice of cancellation with respect to its property insurance policies; and (iii) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

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

       The failure of the Companies to promptly deliver to the Agent any schedule, report, statement or other information set forth in this Section 7.8 shall not affect, diminish, modify or otherwise limit the security interest of Agent, for the benefit of the Lenders, in the Collateral.

       7.9 Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, each Company agrees that, without the prior written consent of the Agent, except as otherwise herein provided, no Credit Party will, or will permit any Subsidiary, to make any payment or other distribution, whether in cash, property, securities or a combination thereof, to the holders of the Notes under the Indenture other than scheduled payments of interest and the principal payments due under the Notes on the date of the stated maturity of such Notes, which interest and principal payments shall be made in accordance with the Notes and the Indenture.

       7.10 Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, each Company agrees that, without the prior written consent of the Agent, except as otherwise herein provided, no Credit Party will, or will permit any Subsidiary, to:

       (a) Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

       (b) Incur or create any Indebtedness other than the Permitted
Indebtedness;

       (c) Borrow any money on the security of the Collateral from sources other than the Agent and the Lenders;

       (d) Sell, lease, assign, transfer or otherwise dispose of (i) any Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or any substantial part of its assets, if any, which do not constitute Collateral; PROVIDED, HOWEVER, that (i) the Companies and their Subsidiaries may sell, lease, assign, transfer or otherwise dispose of any equipment which is obsolete, worn-out or otherwise no longer used or useful in conduct of such Person's business and (ii) any Subsidiary of Archibald may transfer all of its property to a Company;

       (e) (i) Merge or consolidate with any other entity, PROVIDED, that any Subsidiary (other than Archibald) may be dissolved, liquidated, merged or consolidated with an into a Company, (ii) change its corporate name or principal place of business without at least thirty (30) days prior written notice to the Agent, (iii) change the form of its organization from for-profit corporation or organization or (iv) enter into or engage in any operation or activity materially different from that presently being conducted by the Credit Parties;

       (f) Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business (ii) guarantees by the Credit Parties of the Obligations, (iii) guaranties by the Subsidiaries of Archibald of all the

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obligations under the Indenture and Notes, (v) guarantees and other obligations existing on the date hereof and listed on SCHEDULE 7.10(f), (vi) guarantees by any Company or any Subsidiary of any Company of capitalized lease obligations or purchase money indebtedness of any Company or any Subsidiary of any Company, provided that such obligations or indebtedness is otherwise permitted pursuant to the terms of this Financing Agreement, (vii) performance, surety, bid, appeal or similar bonds arising in the ordinary course of business (provided that the aggregate amount of such obligations do not exceed $1,000,000 in the aggregate),
(viii) guarantees of any lease or other contractual obligation of a Company not constituting indebtedness for borrowed money entered into by another Company in the ordinary course of business, provided that such lease or other obligation is otherwise permitted pursuant to the terms of this Financing Agreement and (ix) unsecured guarantees that, combined with Indebtedness permitted pursuant to subpart (h) of the definition of Permitted Indebtedness, do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

       (g) Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock), or set apart any sum for the aforesaid purposes, other than as follows:

       (i) a Subsidiary Guarantor may pay dividends to another Subsidiary Guarantor or a Company;

       (ii) a Company may pay dividends and make distributions to another Company or to a Subsidiary Guarantor;

       (iii) Archibald may pay dividends and distributions to Parent to fund Parent's payment of tax obligations under the Tax Sharing Agreement when due so long as (a) the funds so provided are legally available for such purpose and (b) such dividend does not exceed the amount of the tax liability of the Companies and the Subsidiary Guarantors if they were not consolidated with Parent;

       (iv) Archibald may pay dividends and distributions to Parent to fund scheduled redemption payments with respect to the Preferred Stock when due so long as no Default or Event of Default has occurred and is continuing;

       (v) Archibald may pay other dividends and distributions to Parent to fund scheduled payments of management fees under the Tax Sharing Agreement, so long as (a) such dividends do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any twelve month period and (b) no Default or Event of Default has occurred and is continuing; and

       (vi) Archibald may pay dividends and distributions to Parent to allow Parent (A) to make payments required under the SAR Agreements and the Stock Option Plan provided that the aggregate amount of such dividends and/or distributions for such payments do not exceed One Hundred Thousand Dollars ($100,000) in any fiscal year of the Companies, (B) to pay director's fees and expenses and other administrative obligations provided that the aggregate amount of such dividends and/or distributions for such payments do not exceed One Hundred Fifty Thousand Dollars ($150,000) in any fiscal year of the Companies, provided no Event of Default shall have occurred and is continuing, (C) to pay officer and director indemnity obligations, provided no Event of Default shall have occurred and is continuing, and (D) to pay compensation and/or consulting fees to Parent's Chairman and Chief Executive Officer in an aggregate amount not to exceed $52,000 in any fiscal year of the Companies, provided no Event of Default shall have occurred and is continuing.

       (h) (i) Create any new Subsidiary, or (ii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any Person.

       (i) Make any advance or loan to, or any investment in, any Person, other than a Company or Canadian Subsidiary, PROVIDED that any working capital advances or loans to Canadian Subsidiary shall not exceed Five Million Dollars ($5,000,000) in the aggregate outstanding at any time and other than (i) investments in Cash Equivalents, (ii) investments existing on the date hereof and described on SCHEDULE 7.10(i) hereto, (iii) investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, (iv) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business, (v) loans to employees not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate outstanding for all Persons at any one time, (vi) the existing intercompany loan from Archibald to Canadian Subsidiary for the purchase of Laura Secord.

       7.11 Without the prior written consent of the Agent and the Required Lenders, no Credit Party will: (a) enter into any Operating Lease (other than with respect to real property leases) if after giving effect thereto the aggregate obligations with respect to all such Operating Leases for all of the Credit Parties during any fiscal year would exceed $1,000,000; (b) enter into any new Operating Lease with respect to real estate after the Closing Date if after giving effect thereto, the aggregate obligations with respect to such Operating Leases would exceed (i) $1,000,000 at the end of the fiscal year ending in August, 2002, (ii) $2,000,000 at the end of the fiscal year ending in August, 2003, (iii) $3,000,000 at the end of the fiscal year ending in August, 2004 and increasing as of the end of each fiscal year of the Companies thereafter by an amount equal to $1,000,000 for such fiscal year; or (c) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) during any fiscal year in the aggregate amount in excess of:

       (i)    $6,000,000 for the fiscal year ending August 31, 2001;
       (ii)   $6,500,000 for the fiscal year ending August 31, 2002;
       (iii)  $7,500,000 for the fiscal year ending August 31, 2003; and
       (iv) $8,000,000 for the fiscal year ending August 31, 2004 and for each fiscal year thereafter.

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       7.12 (a) The Companies shall not suffer or permit Consolidated Net Cash
Flow, calculated for each of the periods set forth below, to be less than:

       (i) $(17,000,000) as of the end of the Companies' fiscal year ending in August 2001 for the immediately preceding twelve-month period ending on such date;
       (ii) ($4,500,000) as of the end of the Companies' fiscal quarter ending in November 2001 for the immediately preceding three-month period ending on such date;
       (iii) $16,000,000 as of December 31, 2001, for the period commencing on the first day of the Companies' fiscal year commencing in August 2001 and ending on such date;
       (iv) $12,300,000 as of the end of the Companies' fiscal quarter ending in February 2002 for the immediately preceding six-month period ending on such date;
       (v) $10,000,000 as of the end of the Companies' fiscal quarter ending in May 2002 for the immediately preceding nine-month period ending on such date; and
       (vi) $1,000,000 as of the end of the Companies' fiscal quarter ending in August 2002, and increasing as of the end of each fiscal quarter of the Companies thereafter by an amount equal to $350,000 for each such fiscal quarter, in each case for the immediately preceding twelve-month period ending on such date.

       (b) The Companies shall not permit the aggregate amount of cash expenditures made after the Closing Date in connection with the attempted closings of up to 83 Sweet Factory stores (which stores have been identified to the Agent prior to the Closing Date) to exceed $1,750,000.

       7.13 The Companies agree to advise the Agent in writing of (a) all expenditures (actual or anticipated) in excess of Five Hundred Thousand Dollars ($500,000) for (i) environmental clean-up, (ii) environmental compliance or
(iii) environmental testing and the impact of said expenses on the affected working capital of any of the Credit Parties, and (b) any notices, together with copies of any such notices if so requested by the Agent, that any of the Credit Parties receive from any local, state or federal authority advising any of the Credit Parties of, (i) with respect to any of the Real Estate, any environmental liability (real or potential), and, (ii) with respect to any other real property owned or leased by a Credit Party, such environmental liability (real or potential) in excess of Twenty-Five Thousand Dollars ($25,000), in each case arising from the operations of any of the Credit Parties, or the premises, waste disposal practices or waste disposal sites used by any of the Credit Parties.

       7.14 Except as set forth on SCHEDULE 7.14 hereto, without the prior written consent of the Agent and the Required Lenders, no Credit Party shall enter into any transaction (other than any transaction between or among Archibald and any of its Subsidiaries), including, without limitation, any purchase, sale, lease, loan or exchange of property, with any person or entity affiliated with any of the Credit Parties or affiliated with any shareholder, parent or Subsidiary (direct or indirect) of any of the Credit Parties, unless such transaction otherwise complies with the provisions of this Financing Agreement and is on terms no less favorable to such Credit Party than the terms upon which such transaction would have been made had such transaction been made with a non-affiliate Person.

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       7.15 The Obligations shall, and the Companies shall take all necessary action to ensure that the Obligations shall, at all times rank PARI PASSU with all Indebtedness under the Indenture.

       7.16 Borrower shall not suffer or permit, without the prior written consent of the Agent, (a) the Tax Sharing Agreement to be amended, supplemented or modified in any respect that would be adverse to the Agent or any of the Lenders or would increase the obligations of any Credit Party thereunder, or (b) the Indenture or any Note to be amended, supplemented or modified in any respect or refinanced, in whole or in part.

       7.17 At any time upon the acquisition of real property acquired by a Credit Party after the Closing Date, such Credit Party will (to the extent not in violation of the Indenture) (a) provide the Agent, for the benefit of the Lenders, with a first priority Lien (subject to Permitted Encumbrances) on such real property by executing and delivering a Mortgage with respect to such real property in form and substance satisfactory to the Agent and (b) if reasonably requested by the Agent given the nature of and past use of such property, deliver to the Agent a so called "Phase I" environmental report (and Phase II, if recommended or required by the applicable Phase I) with respect to such real property.

       7.18 As of the Closing Date, each Depository Account is listed on
SCHEDULE 7.18(A), each lockbox is listed on SCHEDULE 7.18(B) and each Collection Account is listed on SCHEDULE 7.18(C), which schedules shall list for each account the account number, the financial institution and the address of such financial institution. Other than the Depository Accounts, the Collection Accounts and as listed on SCHEDULE 7.18(D), no Credit Party maintains a bank account or deposits funds with any other financial institution other than the Agent or a Lender. The Credit Parties have given instructions to each financial institution where a Depository Account is maintained to transfer all funds therein to a Collection Account on a daily basis.

       The Credit Parties shall maintain their cash management system as such system exists on the Closing Date or as such system may be modified by the terms of this Agreement. No Credit Party will withdraw funds from a Depository Account or instruct the financial institution where a Depository Account is maintained to transfer funds in such account anywhere other than a Collection Account on a daily basis. No Credit Party will open a Depository Account without notifying the financial institution where such Depository Account will be maintained of this Financing Agreement and instructing such financial institution to transfer all funds therein to a Collection Account on a daily basis. No Credit Party will open a lockbox other than in connection with a Collection Account. The Credit Parties shall promptly, and in any event not later than three days after the opening of any such new account or lockbox, notify the Agent in writing of the creation of any new account or lockbox. The Credit Parties shall promptly, and in any event not later than three days after the opening of any new Collection Account, notify the Agent in writing of the creation of such new account and shall at the time of such notice execute and deliver to the Agent a depository account notice and blocked account agreement, in each case as described in
Section 2.1(o) hereof.

       The Credit Parties will take all such actions as the Agent deems necessary or advisable to send all cash, all proceeds from the sale of Inventory, all proceeds from the collection of Accounts, and all other remittances and other proceeds of Collateral to the Agent's Bank Accounts in accordance with Section 3.5. From and after the Closing Date, the Credit Parties will take such actions as the Agent deems necessary or advisable to grant to the Agent control over the Depositary Accounts, the Collection Accounts and the funds therein.

       7.19 There are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Credit Party, or in respect of which any Credit Party may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Credit Party is a party or by which the property or assets of any Credit Party are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Credit Party, or threats of work stoppage, strike, or pending demands for collective bargaining, which, as to subsections (a) through (c) above, could reasonably be expected to have a Material Adverse Effect.

SECTION 8. INTEREST, FEES AND EXPENSES

       8.1 Prior to the LIBOR Trigger Date, interest on the outstanding principal balance of the Revolving Loans shall be payable monthly on the last day of each month and shall accrue at a rate per annum equal the Chase Bank Rate plus 1.00% on the average net principal balance of the Revolving Loans at the close of each day during such month, as reflected by the Revolving Loan Account. On and after the LIBOR Trigger Date, (i) interest on the outstanding principal balance of the Revolving Loans that are Chase Bank Rate Loans shall be payable monthly on the last day of each month and shall accrue at a rate per annum equal the Chase Bank Rate plus 1.00% on the average net principal balance of the Revolving Loans at the close of each day during such month, as reflected by the Revolving Loan Account and (ii) interest on the outstanding principal balance of the Revolving Loans that are LIBOR Loans shall be payable monthly on the last day of each month and shall accrue at a rate per annum equal to the applicable LIBOR plus 2.50% on the principal balance of each LIBOR Loan outstanding during such month, in each case as reflected by the Revolving Loan Account. All interest rates shall be calculated based on a 360-day year for actual days elapsed. If payment under this Financing Agreement becomes due and payable on a day that is not a Business Day, the due date of such payment is extended to the next succeeding Business Day and interest is payable on such payment during such extension at the rate specified in this Financing Agreement.

       8.2 Upon the occurrence of an Event of Default, all Obligations shall, at the Agent's election at any time thereafter, bear interest at the Default Rate of Interest until such Event of Default is waived.

       8.3 (a) In consideration of the issuance of any Letter of Credit Guaranty by the Agent or other assistance of the Agent in obtaining Letters of Credit pursuant to Section 5 hereof, the Companies shall pay to the Agent, for the benefit of the Lenders, a Letter of Credit Guaranty Fee equal to two percent (2.00%) per annum on the undrawn face amount of each Letter of Credit. For each documentary Letter of Credit, the entire Letter of Credit Guaranty Fee shall be payable in advance, and for each standby Letter of Credit, the Letter of Credit Guaranty fee shall be payable monthly on the first day of each month.

       (b) Any and all charges, fees, commissions, costs and expenses charged to the Agent for the account of the Companies by an Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to the Revolving Loan Account in full when charged to, or paid by the Agent, or as may be due upon any termination of this Financing Agreement hereof.

       8.4 The Companies shall reimburse or pay the Agent and the Lenders on demand for all Out-of-Pocket Expenses and all Documentation Fees.

       8.5 On the last day of each month, commencing on July 31, 2001, the Companies shall pay to the Agent, for the benefit of the Lenders, the Line of Credit Fee.

       8.6 To induce the Agent and the Lenders to enter into this Financing Agreement and to extend to the Companies the Revolving Line of Credit, the Company shall pay to the Agent, for the benefit of the Lenders, a loan facility fee in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000) (the "LOAN FACILITY FEE"), which shall be fully earned upon execution of this Financing Agreement by the Agent and the Company. Fifty percent (50%) of such Loan Facility Fee will be payable on the Closing Date with the remainder payable on December 30, 2001.

       8.7 On the Closing Date and on each Anniversary of the Closing Date thereafter prior to termination of this Financing Agreement, the Company shall pay to the Agent, for its own account, the Administrative Management Fee, which shall be fully earned when paid.

       8.8 The Company hereby authorizes the Agent to charge the Revolving Loan Account with the amount of all payments due by the Companies hereunder as such payments become due. Any amount charged to a Revolving Loan Account shall be detailed in the Agent's monthly account report to the Companies and be deemed a Chase Bank Loan hereunder and shall bear interest at the rate provided in
Section 8.1 (or Section 8.3, if applicable) of this Financing Agreement. The Companies confirm that any charges which the Agent may make to a Revolving Loan Account as provided herein will be made as an accommodation to the Companies and solely at the Agent's discretion.

       8.9 (a) The Companies may elect to (i) use LIBOR as to any Revolving Loans, (ii) convert any Chase Bank Rate Loan to a new LIBOR Loan or (iii) continue any existing LIBOR Loan as a new LIBOR Loan on the last day of the Interest Period with respect to such existing LIBOR Loan, so long as (x) there exists no Default or Event of Default on the date on which such new LIBOR Loan is requested and on the first day of the Interest Period for such new LIBOR Loan, (y) the Companies request the new LIBOR Loan no later than three (3) Business Days preceding the first day of the Interest Period for such new LIBOR Loan (or three (3) Business Days prior to the expiration of any Interest Period, in the case of a continuation of an existing LIBOR Loan) and (z) the requested Interest Period for such LIBOR Loan is available in accordance with the provisions hereof. Any

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LIBOR election must be for at least One Million Dollars ($1,000,000) and if greater, in integral multiples of One Hundred Thousand Dollars ($100,000). There shall be no more than six (6) LIBOR Loans outstanding at one time. Elections for LIBOR Loans shall be irrevocable once made. Absent a timely election by the Companies to use LIBOR for any loan, such loan shall be made to the Companies as a Chase Bank Loan (and any existing LIBOR Loan automatically shall become a Chase Bank Loan at the end of the Interest Period with respect thereto).

       (b) Notwithstanding any other provision of this Financing Agreement to the contrary, so long as no Event of Default has occurred and remains outstanding, the Agent agrees to apply all Proceeds of Collateral, including the Accounts and all other amounts received by the Agent from or on behalf of the Credit Parties initially to Chase Bank Rate Loans and then to LIBOR Loans, PROVIDED that, (i) so long as no Event of Default has occurred and is continuing, the Agent will not apply Proceeds of Collateral, including the Accounts and all other amounts received by the Agent from or on behalf of the Credit Parties, to LIBOR Loans other than at the end of the Interest Period for such LIBOR Loans (unless such LIBOR Loan is continued pursuant to the terms of the Financing Agreement) and such Proceeds, including the Accounts and all other amounts received by the Agent from or on behalf of the Credit Parties, will be made available to the Companies so long as no other Obligations are due and payable and (ii) in the event the aggregate outstanding principal amount of LIBOR Loans exceeds Availability or any other applicable limit set forth herein, the Agent may apply all Proceeds of Collateral received by the Agent to the payment of the Obligations in such manner and in such order as the Agent may elect in its reasonable business judgment. In the event that any Proceeds of Collateral are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such loans and the Lenders shall be entitled to indemnification hereunder. This indemnification shall survive the termination of this Financing Agreement and the repayment of the Obligations.

SECTION 9. POWERS

       9.1 The Companies hereby constitute the Agent, on behalf of the Lenders, or any person or agent which the Agent may designate, as its attorney-in-fact, at the cost and expense of the Companies, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations have been paid in full:

       (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

       (b) To receive, open and dispose of all mail addressed to any of the Companies and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

       (c) To request from customers indebted on Accounts at any time, in the name of the Agent or any of the Companies or that of the Agent's designee, information concerning the amounts owing on the Accounts;

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

       (d) To transmit to customers indebted on Accounts of a Company notice of the interest of the Agent and the Lenders therein and to notify customers indebted on such Accounts to make payment directly to the Agent, on behalf of the Lenders, for the account of such Company; and

       (e) To take or bring, in the name of the Agent, the Lenders and/or any Company, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

       9.2 Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b) and (e) may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

       10.1 Notwithstanding any other provision of this Financing Agreement to the contrary, the Required Lenders (acting through the Agent) may terminate this Financing Agreement immediately upon the occurrence of any of the following events (herein "EVENTS OF DEFAULT"):

       (a) cessation of the business of any Company or Subsidiary or Parent of a Company;

       (b) the failure of any Company or Subsidiary or Parent to generally meet its debts as those debts mature;

       (c) (i) the commencement by any Company or any Subsidiary of a Company or Parent of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against any Company or any Subsidiary of a Company or Parent of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of such Company, but only if such proceeding is not contested by such Company or Subsidiary or Parent within ten
(10) days and not dismissed and vacated within thirty (30) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by such Company or Subsidiary or Parent, as the case may be;

       (d) breach by any Company of any warranty, representation or covenant contained herein (other than those referred to in Section 10.1(e) below), provided that such breach of any of the warranties, representations or covenants referred in this Section 10.1(d) shall not be deemed to be an Event of Default unless and until such breach shall remain unremedied to the satisfaction of the Agent and the Required Lenders for a period of fifteen (15) days from the date of such breach;

       (e) breach by any Company of any warranty or representation or covenant contained in Sections 3.3, 3.4, 3.5, and 3.6 Section 4, Sections 6.3, 6.4 and
6.9 and Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7 through 7.13, inclusive,
7.14, 7.15, 7.17 and 7.18 of this Financing Agreement;

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

       (f) failure of any Company to pay (i) the principal of any Revolving Loan when due and payable, (ii) the interest on any Revolving Loan or any fee or other Obligations hereunder when due and payable or within three (3) Business Days thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Loan Account on the due date thereof;

       (g) any Company shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) incur any "accumulated funding deficiency" as defined in ERISA, (iii) incur any Reportable Event as defined in ERISA, (iv) terminate any Plan, as defined in ERISA or (v) engage in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any Plan, as defined in ERISA; and with respect to this
Section 10.1(g) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of the Agent, subject such Company to any tax, penalty or other liability having a Material Adverse Effect;

       (h) an event of default or a breach or failure to comply with the provisions of any of the other Loan Documents or the Indenture (after giving effect to any applicable grace or cure period) shall occur under any of the other Loan Documents or the Indenture;

       (i) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any Material Indebtedness Agreement;

       (j) a Change in Control shall have occurred;

       (k) any Guarantor shall terminate its Guaranty or deny that it has any liability thereunder, or any Guaranty shall be declared null and void and of no further force and effect;

       (l) any condition or event that Agent or the Required Lenders determine could reasonably be expected to have a Material Adverse Effect or;

       (m) the Companies do not have Availability of at least Fifteen Million Dollars ($15,000,000) on January 1 of each year.

       10.2 Upon the occurrence and during the continuance of a Default or an Event of Default, at the option of the Agent and the Required Lenders, all loans, advances and extensions of credit provided for in Sections 3 and 5 of this Financing Agreement thereafter shall be made in the sole discretion of the Agent and the Lenders, and the obligation of the Agent and the Lenders to make Revolving Loans and assist the Companies in opening Letters of Credit shall cease unless such Default or Event of Default is waived. In addition, upon the occurrence and during the continuance of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders: (a) declare all Obligations immediately due and payable; (b) charge the Companies the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Sections 8.1 and 8.2 of this Financing Agreement; and (c) immediately terminate this Financing Agreement upon written notice to the Companies, provided

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

that this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by CIT, upon the occurrence of an Event of Default listed in Section 10.1(c). The exercise of any option is not exclusive of any other option which may be exercised at any time by the Agent and the Lenders.

       10.3 Immediately after the occurrence and during the continuance of an Event of Default, the Agent may, at its option, and the Agent shall, upon the request of the Required Lenders, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs relating to any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at the expense of the Companies, such personnel, supplies or space of any of the Companies at the places of business of the Companies or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of any Company or the Agent, on behalf of the Lenders, and generally shall have all other rights respecting said Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of such Company or the Agent, on behalf of the Lenders; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent's sole option and discretion, and the Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Companies; (d) foreclose its security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Inventory without judicial process, and to enter any premises where any Inventory may be located for the purpose of taking possession of or removing the same, (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise, and (f) without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of any Company or the Agent, on behalf of the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent, on behalf of the Lenders, shall have the right to purchase at any such sale. If any Inventory shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory in such saleable form as the Agent shall deem appropriate. Each Company agrees, at the request of the Agent, to assemble its Inventory and to make it available to the Agent at premises of such Company or elsewhere and to make available to the Agent the premises and facilities of such Company for the purpose of the Agent's taking possession of, removing or putting such Inventory in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent and the Lenders may elect, and the Companies shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent, on behalf of the Lenders, in turn agrees to remit to the Companies or their respective successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Mortgages and other documents relating to the Real Estate shall govern the rights and remedies of the Agent and the Lenders with respect thereto.

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

SECTION 11. TERMINATION

       11.1 Except as otherwise provided herein, the Companies and the Required Lenders (acting through the Agent) may terminate this Financing Agreement and the Revolving Line of Credit only as of the initial or any subsequent Termination Date and then only by giving the other party at least ninety (90) days prior written notice of termination. Notwithstanding the foregoing, (a) the Required Lenders (acting through the Agent) may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided that in the case of an Event of Default listed in Section 10.1(c) hereof, the Agent and the Lenders may regard the Financing Agreement as terminated and notice to that effect is not required, and (b) the Companies may terminate this Financing Agreement and the Revolving Line of Credit prior to any applicable Termination Date upon five (5) Business Days' prior written notice to the Agent, PROVIDED that the Companies pay to the Agent immediately on demand, the Early Termination Fee if such termination occurs on an Early Termination Date for any reason other than the Agent's refusal to consent to the refinancing of the Notes under the Indenture. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Termination Date to Termination Date. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, the Agent may withhold any balances in any Revolving Loan Account (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Obligations, whether absolute or contingent. All of the rights of the Agent and the Lenders, liens and security interests shall continue after any termination until all Obligations (other than Obligations that expressly survive the termination of this Financing Agreement) have been paid and satisfied in full. Upon payment in full of all Obligations and termination of this Financing Agreement, the Agent and each Lender agrees to promptly release all liens and security interests granted to secure the Obligations, and to execute and deliver all lien releases and other instruments reasonably requested by the Companies to evidence such termination and lien release, all at the Companies' expense.

SECTION 12. MISCELLANEOUS

       12.1 The Companies hereby waive, to the extent permitted under applicable law, diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment and acceleration. No waiver of any Event of Default by the Lenders shall be effective unless such waiver is in writing and signed by an officer of each of the Required Lenders. No delay or failure of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by the Agent or the Lenders of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

       12.2 This Financing Agreement and the Loan Documents: (a) constitute the entire agreement among the Companies, the Agent and the Lenders; (b) supersede any prior agreements; (c) subject to Section 14.10 hereof, may be amended only by a writing signed by the Companies and the Required

                                       54
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Lenders; and (d) shall bind and benefit the Companies, the Agent, the Lenders and their respective successors and assigns.

       12.3 In no event shall the Companies, upon demand by the Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Agent and the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Agent or any Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Companies. This Section 12.3 shall control every other provision hereof and of any other Loan Document.

       12.4 If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.
       12.5 THE COMPANIES THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANIES HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE AGENT OR THE LENDERS BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

       12.6 Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

       (a) if to the Agent, at:

               The CIT Group/Business Credit, Inc.
               10 South LaSalle Street, 22nd Floor
               Chicago, Illinois 60603
               Attn: Regional Manager
               Telecopier No.:(312) 424-9740

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

       (b) if to the Companies at:

               c/o Archibald Candy Company
               1137 West Jackson Boulevard
               Chicago, Illinois  60607
               Attn: Ted A. Shepherd
               Telecopier No.:(312) 243-5053

       (c) if to any Lender, at its address set forth below its signature on the signature pages of this Financing Agreement or its address specified in the Assignment and Transfer Agreement executed by such Lender; or

       (d) to such other address as any party may designate for itself by like notice.

       12.7 THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPALS OF CONFLICT OF LAWS.

       12.8 Each Company, the Agent and the Lenders hereby (a) irrevocably submit to the non-exclusive jurisdiction of any Illinois state or federal court sitting in Chicago, Illinois, over any action or proceeding arising out of or relating to this Financing Agreement or any Loan Document, and (b) irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Illinois state or federal court. Each Company, on behalf of itself and its respective subsidiaries, the Agent and the Lenders hereby irrevocably waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise. Each Company, the Agent and the Lenders agree that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 13. AGREEMENTS REGARDING THE LENDERS

       13.1 (a) The Agent, on behalf of the Lenders, shall disburse all loans and advances to the Companies and shall handle all collections of Collateral and repayment of all Obligations. It is understood that for purposes of advances to the Companies and for purposes of this Section 13, the Agent will be using the funds of the Agent.

       (b) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Companies that such Lender will not make the amount which would constitute its pro rata share of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and in reliance upon such assumption, the Agent may make available to the Companies a corresponding amount. A certificate

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

of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender's pro rata share of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Chase Bank Loans hereunder, on demand, from the Companies, without prejudice to any rights which the Agent may have against such Lender hereunder. Nothing contained in this subsection shall relieve any Lender which has failed to make available its pro rata share of any borrowing hereunder from its obligation to do so in accordance with the terms hereof. In addition, nothing contained herein shall be deemed to obligate the Agent to make available to the Companies the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its pro rata share thereof.

       13.2 On each Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall advanced their respective pro rata shares of all outstanding Obligations.

       13.3 The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to the Companies.

       13.4 After the Agent's receipt of any interest and fees earned under this Financing Agreement, the Agent promptly will remit to the Lenders (a) their pro rata share of all fees to which the Lenders are entitled hereunder and (b) interest computed at the rate and as provided for in Section 8 of this Financing Agreement on all outstanding amounts advanced by the Lenders on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Agent to the Lenders of the Companies' interest.

       13.5 (a) The Lenders may, with the prior written consent of the Agent, which consent will not unreasonably be withheld or delayed, sell to one or more commercial banks, commercial finance lenders or other financial institutions, participations in the loans and extensions of credit made and to be made to the Companies hereunder. Such participant shall have no rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and the Companies, the Agent and the Lenders may continue to deal solely with such Lender with respect to all matters relating to this Financing Agreement and the transactions contemplated hereby. In addition, all amounts payable under this Financing Agreement to any Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to such Lender and shall be determined as if such Lender had not sold any such participation.

       (b) The Lenders may also, with the prior written consent of the Agent, which consent will not be unreasonably withheld or delayed, assign to one or more commercial banks, commercial finance lenders or other financial institutions, all or a portion of their rights and obligations under this Financing Agreement (including, without limitation, its obligations under the Line of Credit and its rights and obligations with respect to Letters of Credit). Any such assignment shall (i) apply to the same pro rata share of such Lender's commitments and interests in the Revolving Loans, Term

Loans and Letters of Credit and (ii) if such assignment is a partial assignment, be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Upon execution of an Assignment and Transfer Agreement, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of the assigning Lender as the case may be hereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by such Lender pursuant to such assignment, relinquish such Lender's rights and be released from its obligations under this Financing Agreement. If necessary, the Companies agree to execute any documents reasonably required to effectuate and acknowledge the assignments.

       (c) Subject to the provisions of Section 13.9, the Companies authorize each Lender to disclose to any participant or purchasing lender any and all financial information in such Lender's possession concerning the Companies and their respective affiliates which has been delivered to such Lender by or on behalf of the Companies pursuant to this Financing Agreement or which has been delivered to such Lender by or on behalf of the Companies in connection with such Lender's credit evaluation of the Companies and their respective affiliates prior to entering into this Financing Agreement.

       13.6 Each Company hereby agrees that each Lender is solely responsible for funding its pro rata share of the Line of Credit and that neither the Agent nor any Lender shall be responsible for, nor assume any obligations for the failure of any Lender to make available, its pro rata share of the Line of Credit. Further, should any Lender refuse to make available its pro rata share of the Line of Credit, then any other Lender may, but without obligation to do so, increase, unilaterally, its pro rata share of the Line of Credit, in which event the Companies shall be obligated to that other Lender.

       13.7 In the event that the Agent, the Lenders or any one of them is sued or threatened with suit by any of the Companies, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under this Financing Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys' fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be shared proportionately by the Lenders. In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement shall be shared pro rata among the Lenders to the extent not reimbursed by the Companies or from the Proceeds of Collateral. The provisions of this paragraph shall not apply to any suits, actions, proceedings or claims that (a) predate the date of this Financing Agreement or (b) are based on transactions, actions or omissions that predate the date of this Financing Agreement.

       13.8 Each Company authorizes each Lender, and each Lender shall have the right, without notice, after the acceleration of the Obligations, to set-off and apply against any and all property held by, or in the possession of such Lender, any of the Obligations owed to such Lender.

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

       13.9 For the purposes of this Section 13.9, "CONFIDENTIAL INFORMATION" means all financial projections and all other information delivered to the Agent or any Lender by or on behalf of the Companies or any Guarantor in connection with the transactions contemplated by or otherwise pursuant to this Financing Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known or otherwise known to the Agent or the Lenders prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Agent or the Lenders, or any person acting on their behalf, by a Person not known by the Agent or such Lender to be in breach of a confidentiality obligation with the Companies, (c) otherwise becomes known to the Agent or the Lenders other than through disclosure by Parent, any Company or any Guarantor or (d) constitutes financial statements delivered under Section 7.8 that are otherwise publicly available. The Agent and the Lenders will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Agent and the Lenders in good faith to protect confidential information of third parties delivered to them, provided that the Agent and the Lenders may deliver or disclose Confidential Information to (i) their respective directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Line of Credit), (ii) their respective financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 13.9, (iii) any other Lender, (iv) any bank or other commercial lender to which the Agent or a Lender sells or offers to sell a portion of their rights and obligations under this Financing Agreement or any participation therein (if such person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 13.9), or (v) any other person (including bank auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate
(A) to comply with compliance with any applicable law, rule, regulation or order, (B) in response to any subpoena or other legal process, (C) in connection with any litigation to which the Agent or a Lender is a party or (D) if an Event of Default has occurred and is continuing, to the extent the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Financing Agreement. Each Lender becoming a Lender subsequent to the initial execution and delivery of this Financing Agreement, by its execution and delivery of an Assignment and Transfer Agreement, will be deemed to have agreed to be bound by, and to be entitled to the benefits of, this Section 13.9.

SECTION 14. AGENCY

       14.1 Each Lender hereby irrevocably designates and appoints The CIT Group/Business Credit, Inc. to act as the Agent for the Lenders under this Financing Agreement and any ancillary loan documents, and irrevocably authorizes The CIT Group/Business Credit, Inc., as Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and all ancillary documents, and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and all ancillary documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Financing Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this

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Financing Agreement and the ancillary documents or otherwise exist against the
Agent.

       14.2 The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

       14.3 Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (a) liable to any Lender for any action lawfully taken or omitted to be taken by the Agent or such person under or in connection with the Financing Agreement and all ancillary documents (except for its or such person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by any Company or any officer thereof contained in this Financing Agreement or in any ancillary document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Financing Agreement, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Financing Agreement or any other Loan Document or (iii) any failure of any Company to perform its obligations hereunder or under any other Loan Document. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Financing Agreement or any ancillary document, or to inspect the properties, books or records of the Companies.

       14.4 The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by the Agent to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Companies), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Financing Agreement and all ancillary documents unless the Agent (a) shall first receive such advice or concurrence of the Lenders or the Required Lenders, as the case may be, as the Agent deems appropriate, or (b) shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and all ancillary documents in accordance with a request of all Lenders or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

       14.5 The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or any Company describing such Default or Event of Default. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders or Required Lenders, as the case may be; provided that unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) in the interim take such action, or

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refrain from taking such action, with respect to such Default or Event of
Default as the Agent shall deem advisable and in the best interests of the Lenders.

       14.6 Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to such Lender, and agrees that no act by the Agent hereinafter taken, including any review of the affairs of the Companies, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that such Lender has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Companies and made its own decision to enter into this Financing Agreement. Each Lender also represents to the Agent that such Lender will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as such Lender shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Financing Agreement and to make such investigation as such Lender deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Companies. The Agent, however, agrees to provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent.

       14.7 The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Companies and without limiting the obligation of the Companies to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (a) this Financing Agreement or any ancillary document, or any documents contemplated by or referred to herein, (b) the transactions contemplated hereby or (c) any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements of the Lenders set forth in this paragraph shall survive the termination of this Financing Agreement and the repayment of the Obligations.

       14.8 The Agent may make loans to, and generally engage in any kind of business with the Companies as though the Agent were not the Agent hereunder. With respect to loans made or renewed by the Agent, or loan obligations hereunder as Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement as any Lender and may exercise the same as though it was not the Agent, and the terms "LENDER" and "LENDERS" shall include the Agent in its individual capacities.

       14.9 The Agent may resign as the Agent upon 30 days' notice to the Lenders and the Companies and such resignation shall be effective upon the appointment of a successor Agent. If the Agent shall resign as Agent, then the Companies and the Lenders promptly shall appoint a successor to the Agent, whereupon such successor shall succeed to the rights, powers and duties of the Agent,

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and the term "AGENT" shall mean such successor effective upon its appointment.
Upon such appointment, the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement. After any Agent's resignation hereunder, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while acting as the Agent.

       14.10 Notwithstanding anything contained in this Financing Agreement to the contrary, the Agent will not, without the prior written consent of all
Lenders: (a) amend the Financing Agreement to (i) increase the Line of Credit,
(ii) reduce the interest rates, (iii) reduce or waive (x) any fees in which the Lenders share hereunder or (y) the repayment of any Obligations due the Lenders,
(iv) extend the maturity of the Obligations or (v) alter or amend x) this
Section 14.10 or y) the definitions of "AVAILABILITY", "BORROWING BASE", or "REQUIRED LENDERS"; (b) release Collateral having a book value of more than One Million Dollars ($1,000,000) in any fiscal year of the Companies; or (c) intentionally make any Revolving Loan or assist in opening any Letter of Credit hereunder, if after giving effect thereto the aggregate amount of Revolving Loans and the face amount of all outstanding Letters of Credit made or issued hereunder would exceed one hundred and ten percent (110%) of the Borrowing Base. In all other respects the Agent is authorized to take or to refrain from taking any action which the Agent, in its reasonable discretion, deems to be advisable and in the best interest of the Lenders (including, without limitation, the making of an Overadvance or the termination of the Financing Agreement upon the occurrence of an Event of Default), unless this Financing Agreement specifically requires the Companies or the Agent to obtain the consent of, or act at the direction of, the Required Lenders.

       14.11 In the event any Lender's consent is required pursuant to the provisions of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within 10 days after such request is made to such Lender, such failure to respond shall be deemed a consent. In addition, in the event that any Lender declines to give its consent to any request for consent to a course of action requiring the consent of all Lenders, the Lenders hereby mutually agree that the Agent and/or any other Lender (including a new Lender) shall have the right (but not the obligation) to purchase such Lender's pro rata share of the Obligations for the full amount thereof as of the date of such purchase.

       14.12 Each Lender agrees that notwithstanding the provisions of Section 11 of this Financing Agreement, such Lender, acting alone, may terminate this Financing Agreement and the Line of Credit only as of the initial or any subsequent Anniversary Date, and then only by giving the Agent one hundred twenty (120) days prior written notice thereof. Within 30 days after receipt of such termination notice, the Agent shall, at its option, either (a) give notice of termination to the Companies hereunder or (b) purchase the Lender's pro rata share of the Obligations hereunder for the full amount thereof as of the date of such purchase.


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       IN WITNESS WHEREOF, the parties hereto have caused this Financing
Agreement to be executed, accepted and delivered at Chicago, Illinois, by their proper and duly authorized officers as of the date set forth above.

                                   ARCHIBALD CANDY CORPORATION


                                   By:      /s/ Ted A. Shepherd
                                      -----------------------------------------
                                   Name: Ted A. Shepherd
                                   Title: President and Chief Operating Officer


                                   SWEET FACTORY, INC.


                                   By:      /s/ Ted a. Shepherd
                                      -----------------------------------------
                                   Name: Ted A. Shepherd
                                   Title: President and Chief Operating Officer


                                   THE CIT GROUP/BUSINESS CREDIT,
                                   INC., as Agent and as a Lender


                                   By:      /s/ James anderson
                                      ------------------------------------------
                                   Name:  James Anderson
                                   Title: Vice President